UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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Nu Horizons Electronics Corp.

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NU HORIZONS ELECTRONICS CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JULY 29, 2010

To our Stockholders:

The Annual Meeting of Stockholders of NU HORIZONS ELECTRONICS CORP. will be held on Thursday, July 29, 2010 at the Melville Marriott, 1350 Old Walt Whitman Road, Melville, New York, at 10:00 a.m. At the meeting, you will be asked to vote on:

1.	The election of three directors to Class II to serve for a term of three years, until the 2013 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified and the election of one director to Class I to serve for a term of two years, until the 2012 Annual Meeting of Stockholders or until his successor has been duly elected and qualified;
2.	The adoption of the Company’s 2010 Outside Directors’ Stock Incentive Plan; and
3.	Ratification of the appointment of Ernst & Young LLP as auditors of Nu Horizons for fiscal 2011.

Action will also be taken on any other matters that properly come before the meeting. If you are a stockholder of record at the close of business on June 1, 2010 (the “Record Date”), you are entitled to vote at the meeting or at any adjournment or postponement of the meeting. This notice and proxy statement are first being mailed to stockholders on or about June 14, 2010.

Please sign, date and return the enclosed proxy as soon as possible so your shares may be voted as you direct.

By Order of the Board of Directors,

Richard S. Schuster
Secretary

Melville, New York
June 14, 2010

NU HORIZONS ELECTRONICS CORP.
70 Maxess Road
Melville, New York 11747

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
Thursday, July 29, 2010

Our annual meeting of stockholders will be held on Thursday, July 29, 2010 at the Melville Marriott, 1350 Old Walt Whitman Road, Melville, New York 11747, at 10:00 a.m.

Our Board of Directors is soliciting your proxy to vote your shares of common stock at the annual meeting. This proxy statement, which was prepared by our management for our Board of Directors, contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting and is first being sent to stockholders on or about June 14, 2010. Our 2010 Annual Report to Stockholders on Form 10-K is being mailed to the stockholders with this proxy statement, but is not part of the proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 29, 2010.

This proxy statement, the proxy card and 2010 Annual Report to Stockholders on Form 10-K are available free of charge on our website at www.nuhorizons.com/proxy.

ABOUT THE MEETING

What is being considered at the meeting?

You will be voting for

•	the election of three directors for a term of three years and the election of one director for a term of two years
•	the adoption of the 2010 Outside Directors’ Stock Incentive Plan
•	the ratification of the appointment of Ernst & Young LLP as our auditors for fiscal 2011

In addition, our management will report on our performance during fiscal 2010 and respond to your questions.

The Board of Directors does not intend to present at the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this proxy statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Who is entitled to vote at the meeting?

You may vote if you owned stock as of the close of business on June 1, 2010. Each share of stock is entitled to one vote.

How do I vote?

You can vote in two ways:

1.	By attending the meeting; or
2.	By completing, signing and returning the enclosed proxy card.

Can I change my mind after I vote?

Yes, you may revoke your proxy at any time before the polls close at the meeting. You can do this by (1) signing another proxy card with a later date and returning it to us prior to the meeting, or (2) voting again at the meeting.

What if I return my proxy card but do not include voting instructions?

Proxies that are signed and returned but do not include voting instructions will be voted FOR the election of the nominee directors, FOR the adoption of the 2010 Outside Directors’ Stock Incentive Plan and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2011.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 718-921-8200.

Will my shares be voted if I do not provide my proxy?

Yes, on certain items, if they are held in a brokerage account. Your shares may be voted under certain circumstances if they are held in the name of the brokerage firm. Brokerage firms generally have the authority to vote customers unvoted shares, which are referred to as “broker non-votes,” on certain routine matters. Brokerage firms do not have the authority to vote your shares on non-routine matters, such as the election of directors and the adoption of the 2010 Outside Directors’ Stock Incentive Plan. When a brokerage firm votes its customers’ unvoted shares, these shares are also counted for purposes of establishing a quorum. Shares represented by broker non-votes will be counted as voted by the brokerage firm for the ratification of the appointment of Ernst & Young LLP as our auditors for fiscal 2011. Please see the table below regarding the vote required to approve the matters being considered at the Annual Meeting and the treatment of broker non-votes.

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

How many votes must be present to hold the meeting?

In order for us to conduct our meeting, a majority of our outstanding shares as of June 1, 2010, must be present at the meeting. This is referred to as a quorum. On June 1, 2010, we had 18,532,137 shares issued and outstanding.

What vote is required to approve each of the matters to be considered at the meeting and how are the votes counted?

Proposal 1 — Election of Directors	Directors are elected if the votes cast FOR a nominee’s election exceed the votes cast AGAINST that nominee’s election. Abstentions will have no effect on the voting outcome with respect to the election of directors. You may vote either FOR or AGAINST any one or more of the nominees, or you may abstain from voting. For this proposal, brokerage firms do not have authority to vote shares of their customers that are held in “street name.” Therefore, any shares not voted by a customer will be treated as broker non-votes, and broker non-votes will have no effect on the results of the election of directors.

Proposal 2 — Adoption of the 2010 Outside Directors’ Stock Incentive Plan	To be approved, this proposed adoption of the 2010 Outside Directors’ Stock Incentive Plan must receive an affirmative vote from stockholders present in person or represented by proxy at the annual meeting representing a majority of the votes cast on the proposal. Abstentions will have no effect on the results of this vote. For this proposal, brokerage firms do not have authority to vote shares of their customers that are held in “street name.” Therefore, any shares not voted by a customer will be treated as broker non-votes, and broker non-votes will have no effect on the outcome of this proposal.
Proposal 3 — Ratification of Independent Registered Public Accounting Firm	To be approved, this proposal to ratify our selection of an independent registered public accounting firm must receive an affirmative vote from stockholders present in person or represented by proxy at the annual meeting representing a majority of the votes cast on the proposal. Abstentions will have no effect on the results of this vote. For this proposal, brokerage firms have authority to vote shares of their customers that are held in “street name.” If a broker does not exercise this authority, the resulting broker non-votes will have no effect on the outcome of this proposal.

Who will count the votes?

Representatives of American Stock Transfer & Trust Company, the transfer agent for our common stock, will tabulate the votes.

PROPOSAL 1 —
ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a Board of Directors of not less than three nor more than eleven directors, classified into three classes as nearly equal in number as possible, with one class elected each year. Members of each class hold office for a three-year term.

Our Board of Directors currently consists of nine members. The following table sets forth our directors:

Class I (To Serve Until the Annual Meeting of Stockholders in 2012)	Class II (To Serve Until the Annual Meeting of Stockholders in 2010)	Class III (To Serve Until the Annual Meeting of Stockholders in 2011)
Herbert M. Gardner(1)(2)(3)(4)(5)	Kurt Freudenberg	Steven J. Bilodeau(1)(2)(3)(4)(5)
Martin Kent	Dominic A. Polimeni(1)(2)(3)(4)(5)	Arthur Nadata(5)
David Siegel(1)(3)(4)	Richard S. Schuster(5)	Martin Novick(2)(3)(4)

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Member of Corporate Governance Committee
(4)	Member of Special Committee
(5)	Member of Joint Special Committee

Dominic A. Polimeni, Richard S. Schuster and Kurt Freudenberg are nominated for election to Class II, to hold office until our annual meeting of stockholders in 2013 or until their successors are chosen and qualified. Martin Kent is nominated for election to Class I, to hold office until our annual meeting of stockholders in 2012 or until his successor is chosen and qualified. Messrs. Polimeni, Schuster and Freudenberg are currently serving as directors in Class II and Mr. Kent is currently serving as a director in Class I; all of them have consented to serve as directors if elected.

If for some reason one of our nominees is unable to serve, the Corporate Governance Committee may recommend, and the Board may propose, a substitute nominee at the annual meeting and the proxies identified in the proxy card will vote to approve the election of the substitute nominee. If substitute nominees are proposed, we will, in full compliance with all applicable state and federal laws and regulations, file an amended proxy statement and proxy card that, as applicable, (1) identifies the substitute nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees. We know of no reason why any of our nominees would be unable or for good cause unwilling to accept nomination or election.

Our By-Laws provide that, in an uncontested election, directors will be elected by a majority of votes cast. This majority vote standard means that to be elected, votes properly cast in favor of election of a director must exceed the votes properly cast against such election. When the number of nominees timely nominated for election at an annual meeting exceeds the number of directors to be elected at the meeting, the election of directors at such annual meeting is a contested election. In a contested election, directors are elected by a plurality of votes cast. In a contested election, the vote required to effect the election of a director is a plurality of votes cast. This means that the nominees for director receiving the highest number of votes “FOR” election will be elected as directors. Only votes cast “FOR” a nominee will be counted.

Director Qualifications

Our Board of Directors, acting through our Corporate Governance Committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a board.

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. All of our directors have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We also believe each of our nominees has other attributes necessary to create an effective board: high personal and professional ethics, integrity and values; practical wisdom and judgment; an inquisitive and objective perspective; the willingness to engage management and each other in a constructive and collaborative fashion; the ability to devote significant time to serve on our Board and its committees; and a commitment to representing the long-term interests of all our stockholders. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Corporate Governance Committee, and ultimately, the Board, to conclude that each individual should continue to serve as a director of Nu Horizons.

Members of the Board of Directors

Nominees

Kurt Freudenberg (52 years old) has been a director since September 2006. Mr. Freudenberg has been Executive Vice President — Finance and Chief Financial Officer since July 2007. He previously served as our Vice President — Finance and Chief Financial Officer since 2006 and as Vice President from June 2006 to July 2006. Prior to joining Nu Horizons Electronics Corp., from May 2005, Mr. Freudenberg was the Vice President Finance of Henry Schein, Inc., the largest distributor of healthcare products to office-based practitioners in the combined North American and European markets. From March 2001 to April 2005, Mr. Freudenberg was the Senior Vice President of Finance and Group Controller of Cendant Car Rental Group, Inc. (formerly Avis Group Holdings, Inc.). From July 1997 to March 2001, Mr. Freudenberg held various accounting and finance positions at Avis Group Holdings, Inc. until its acquisition by Cendent Car Rental Group. Prior to joining Avis Group, Mr. Freudenberg was employed by Grant Thornton LLP as a senior manager in their audit practice. Mr. Freudenberg was director of finance at NBC News from March to November 1996. From September 1984 to March 1996, Mr. Freudenberg was employed by Deloitte & Touche, LLP, where he held various positions of increasing responsibilities within the firm’s audit and mergers and acquisitions practices. The Board determined that Mr. Freudenberg should continue to serve as a director of Nu Horizons due to his qualifications as a certified public accountant and experience as a financial officer in various distribution businesses, most recently as Nu Horizons’ chief financial officer, which provides him with the qualifications and skills to serve as a director.

Dominic A. Polimeni (64 years old) has been a director since September 1997. He has more than 35 years’ experience in the distribution and Inventory Logistics Management (“ILM”) businesses and has been responsible for evaluating and negotiating over 50 acquisitions of distribution and ILM businesses. Since 1990, Mr. Polimeni has been President of Gulfstream Financial Group, Inc., a privately-held financial consulting and investment-banking firm. From September 2003 through November 2004, he was a director, President and Chief Executive Officer of Distribution Dynamics, Inc., a privately-held ILM company based in Eden Prairie, MN. Distribution Dynamics sold its business and assets through a Chapter 11 Section 363 sale under the U.S. Bankruptcy Code in 2004. Previously, he held the positions of Chairman and Chief Executive Officer of Questron Technology, Inc., a publicly-held ILM company, and Chief Financial Officer of Arrow Electronics, Inc., as well as other positions, including general management positions, with Arrow and was a partner in the New York office of Arthur Young & Company, now Ernst & Young LLP. The Board determined that Mr. Polimeni should continue to serve as a director of Nu Horizons due to his extensive financial management expertise as the former chief financial officer of a publicly-traded semiconductor distribution company, as well as his experience as chief executive officer of both a publicly-traded and privately-traded company, all of which provides him with operational, industry and public company experience and assists the Board’s oversight of risk management.

Richard S. Schuster (61 years old) has been a director since October 1982. Mr. Schuster became a Senior Executive Vice President in June 2009, and has been Chief Operating Officer of the Company since June 2004 and our Secretary since October 1982. From June 2004 to June 2009, Mr. Schuster served as our President, and from August 3, 2009 until May 3, 2010, as interim President. Mr. Schuster was Vice President and Secretary from October 1982 until June 2004. Mr. Schuster is also co-founder of Nu Horizons Electronics Corp. with Mr. Nadata. For the seven years prior to joining us, Mr. Schuster served as manager of Capar Components Corp., an importer and distributor of passive components, and a wholly-owned subsidiary of Diplomat Electronics Corp. For the six-year period prior to 1975, Mr. Schuster was employed by International Components Corp. and was responsible for production, engineering and sales of imported semiconductor and passive components. The Board determined that Mr. Schuster should continue to serve as a director of Nu Horizons due to his experience as a co-founder of Nu Horizons, which brings historic knowledge and continuity to the Board, as well as his extensive experience in the electronic component distribution industry, including his more than 25 years as an executive officer of Nu Horizons, which provide him with managerial, operational and industry experience.

Martin Kent (59 years old) was appointed as a director effective May 3, 2010. Mr. Kent became a director in connection with his employment as the Company’s President and Chief Executive Officer. Prior to joining the Company, Mr. Kent was affiliated with Abacus Group, Plc, an electronic component distribution company traded on the London Stock Exchange from November 1993 until January 2009, serving as its chief executive officer and a director from November 2000 to April 2009. Prior thereto, from 1989, Mr. Kent served as managing director and/or marketing director of various divisions of Abacus. The Board determined that Mr. Kent should serve as a director of Nu Horizons due to his prior industry experience as the chief executive officer of an approximately $500 million electronic component distribution company with overseas operations in Europe and Asia, which provide him with managerial, operational, industry and public company experience.

Board Recommendation

Our Board of Directors recommends a vote FOR the nominees listed above.

Standing Directors

Steven J. Bilodeau (51 years old) was appointed as a director in June 2009. Mr. Bilodeau was the chief executive officer and president of SMSC (also known as Standard Microsystems Corporation), a global semiconductor supplier, from March 1999 to October 2008, and is currently a director and non-executive chairman of SMSC. He has also been a director of Conexant Systems, Inc., since February 2004, of Gennum Corporation since March 2008 and Cohu, Inc., as of November 2009, each of which is exclusively or partially engaged in the semiconductor industry. Mr. Bilodeau has extensive managerial, operational and industry expertise as the former chief executive officer of a global semiconductor supplier, which is relevant to Nu Horizons’ overall business as a semiconductor distributor. He also brings insight to the Board due to his service on other public company boards.

Arthur Nadata (64 years old) has been a director since October 1982. Mr. Nadata became our non-executive Chairman on May 3, 2010. He previously served as our Executive Chairman of the Board from June 2009, our interim Chief Executive Officer from August 3, 2009, our Chairman of the Board from June 2004 and our Chief Executive Officer from September 1996. Mr. Nadata had been our President and Treasurer from October 1982 to September 1996. Mr. Nadata is also co-founder of Nu Horizons Electronics Corp. with Mr. Schuster. Prior to joining us in October 1982, Mr. Nadata worked for eighteen years for Diplomat Electronics Corp. in various operational and sales positions of increasing responsibility, eventually becoming corporate vice president of sales and marketing. As a co-founder of Nu Horizons, Mr. Nadata brings historic knowledge and continuity to the Board, as well as extensive managerial, operational and industry experience due to his more than 25 years as an executive officer of Nu Horizons, most recently as Executive Chairman.

Martin Novick (74 years old) has been a director since September 24, 2003. Mr. Novick currently serves as a consultant to Audiovox Electronics Corporation, an international distributor and value-added service provider in the accessory, mobile and consumer electronics industries, for which he served as Vice President for the past 36 years, most recently as group Vice President of Sales. He has been in the consumer electronics business for 46 years with expertise in both purchasing and marketing. He is President of Ren-Mar Enterprises Ltd., a private investment company located in Toronto, Canada. He is also a partner in Great American Realty, a private investment company. Mr. Novick has extensive operational experience in consumer electronics distribution, which is relevant to Nu Horizons’ overall business.

Herbert M. Gardner (70 years old) has been a director since May 1984. Mr. Gardner was Executive Vice President and Treasurer of Barrett Gardner Associates, Inc., an investment/merchant banking firm, from October 2002 until June 2009 and prior thereto, for twenty-eight years was Senior Vice President for Janney Montgomery Scott LLC and its predecessors. Mr. Gardner is Chairman of the Board and chief executive officer of Supreme Industries Inc., a manufacturer of specialized transportation products, including truck bodies and buses. Mr. Gardner also serves as a director of Rumson-Fair Haven Bank & Trust, a community commercial bank and trust company; TGC Industries, Inc., a seismic services company; and Chase Packaging Corporation, a development stage company. He previously served as a director of ‘mktg’, Inc. (formerly Co-Active Marketing Group, Inc.), a marketing and sales promotion company, from May 1997 to March 2010. Mr. Gardner has extensive knowledge of the capital markets as a result of his investment/merchant banking experience, which provide strategic assistance to Nu Horizons, particularly with respect to its capital and liquidity needs. He also brings insight to the Board due to his service as the chief executive officer of another public company and his service on other public company boards.

David Siegel (84 years old) has been a director since June 2000. For more than the past five years Mr. Siegel has been a Vice President and director of Great American Electronics, a distribution company, which he founded. Mr. Siegel is also a director of Micronetics Inc., a company that designs, develops, manufactures and markets wireless components and test equipment and Surge Components Inc., a supplier of electronic products and components. Mr. Siegel previously served on our Board of Directors from September 1991 to October 1996. Mr. Siegel has extensive managerial, operational and industry experience in consumer electronics distribution, which is relevant to Nu Horizons’ overall business. He also brings insight to the Board due to his service on other public company boards.

CORPORATE GOVERNANCE

Board Leadership

The Chairman of the Board is Arthur Nadata. The Chairman and Chief Executive Officer roles are split, and Martin Kent now serves as Chief Executive Officer. The Chairman of the Board approves the agenda for Board meetings and leads the Board in its discussions. Unless invited, none of our management directors (now consisting of Messrs. Nadata, Kent, Schuster and Freudenberg) participate in sessions of non-management directors. Our Corporate Governance Guidelines provide that non-management directors meet at least twice annually in executive session without management. Typically, our non-management directors also have informal meetings without management in conjunction with our regular Audit or Board meetings.

Beginning in March 2010, our Corporate Governance Committee was established; under the terms of its charter, it is permitted to designate a Lead Independent Director. Mr. Polimeni was designated as the Lead Independent Director. The Lead Independent Director has the authority to preside at all meetings of the Board, not including committee meetings, at which the Chairman of the Board is not present, including executive sessions of independent directors; acts as liaison between the Chairman and the independent directors, as well as between the CEO and the independent directors; to the extent necessary, works with the Chairman and CEO to establish the agenda for Board meetings and may propose such agenda items as he believes are appropriate; and has the authority to call meetings of the independent directors.

The Board currently has four standing committees (Audit, Compensation, Corporate Governance and Special) that are chaired and composed entirely of independent directors. Given the role and scope of authority of these committees, and that a majority of the Board is composed of independent directors, the Board believes that its leadership structure, with the Chairman of the Board leading Board discussions, and the Lead Independent Director leading non-management executive sessions, is appropriate. Although membership of the Joint Special Committee also included members of management, the Board determined that such management representation was appropriate based on the succession-planning responsibilities of that Committee.

Risk Oversight

As part of its oversight functions, the Board of Directors is responsible for oversight of risk management at the Company. The Board reviews with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Compensation Committee, as described in the Compensation Discussion and Analysis, separately reviewed the compensation program with respect to incentives for risk-taking by employees.

Board Structure and Committees

The authorized number of directors is currently nine and the Company has nine directors. Four directors are nominees for election this year and five directors will continue to serve the terms described in their biographies. See “Proposal 1 — Election of Directors.” Directors currently serve staggered terms; directors are divided into three classes and each class serves a three-year term.

Our Board of Directors is our ultimate decision-making body except with respect to those matters reserved to the stockholders. Our Board selects our senior management team, which is charged with the conduct of our business. Having selected our senior management team, our Board acts as an advisor and counselor to senior management and oversees its performance.

Director Independence

The Board of Directors has determined that each of Messrs. Bilodeau, Gardner, Polimeni, Novick and Siegel are independent in accordance with rules of The NASDAQ Stock Market (“NASDAQ”). To determine independence, the Board of Directors applied the categorical standards of independence included in NASDAQ Listing Rule 5605(a)(2), which include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with Nu Horizons.

Board of Directors and Committee Meetings

There were 12 meetings of the Board of Directors during the fiscal year ended February 28, 2010. All directors attended all of the meetings of the Board of Directors, except for Steven J. Bilodeau, who became a director on June 5, 2009, on which day he was also appointed to the committees designated below. Mr. Bilodeau attended all of the meetings of the Board of Directors and committees on which he served following his appointment to the Board of Directors. All directors attended all of the meetings of the committees on which they served during fiscal 2010.

Our Board of Directors currently has four standing committees: the Audit Committee (established in accordance with Section 3(a)(58)(A) of the Exchange Act), the Compensation Committee, the Corporate Governance Committee and the Special Committee. During fiscal 2010, the Board of Directors also had a fifth committee — the Joint Special Committee. Pursuant to our Corporate Governance Guidelines, our Board has determined that each of the Audit, Compensation and Corporate Governance Committees must consist solely of independent directors. Each director who served on these committees during fiscal 2010 met the criteria for independence as that term is defined by the Securities and Exchange Commission and NASDAQ. We select independent directors as members of these committees with the expectation that they will be free of relationships that might interfere with their exercise of independent judgment. Although not required by our Corporate Governance Guidelines, our Special Committee also consists solely of independent directors.

During the fiscal year ended February 28, 2010, there were 16 meetings of the Compensation Committee. Each of the members of the Compensation Committee attended all of the meetings during his tenure. Our Compensation Committee:

º	reviews the performance of our executive officers
º	reviews compensation programs for our officers and key employees, including cash bonus levels and grants under our stock option and incentive plans
º	reviews director compensation. See “Compensation Discussion and Analysis” and “Compensation Committee Report.”

The processes and procedures for the consideration and determination of executive and director compensation are set forth in more detail below under “Compensation Discussion and Analysis.”

The members of the Compensation Committee are: Herbert M. Gardner (Chairman), Steven J. Bilodeau, Dominic A. Polimeni and David Siegel. A copy of our Compensation Committee Charter is available on our website at www.nuhorizons.com.

For the fiscal year ended February 28, 2010, there were 18 meetings of the Audit Committee. Each of the directors who was a member of the Audit Committee attended all of the meetings during his tenure. Our Audit Committee is involved in:

º	discussions with our independent public accountants with respect to the scope and results of our year-end audit, our internal accounting controls and the professional services furnished to us by the independent auditors
º	the review of the adequacy and effectiveness of our internal controls and of our disclosure controls and procedures

Our Audit Committee also oversaw the internal investigation related to the ongoing SEC inquiry in the matter entitled “In the Matter of Vitesse Semiconductor Corp.” which was completed in April 2009. See “Audit Committee Report.”

In addition, our Audit Committee focuses on the qualitative aspects of our financial reporting to stockholders, on our processes to manage business and financial risk and on compliance with significant applicable legal, ethical and regulatory requirements relating to our financial operations. Our independent registered public accounting firm reports directly and is held accountable to the Audit Committee in connection with the audit of our annual financial statements and related services. Our Audit Committee has sole authority over the appointment, compensation and oversight of the work of the independent registered public accounting firm, and where appropriate, the replacement of the independent registered public accounting firm.

The members of the Audit Committee are Dominic A. Polimeni (Chairman), Steven J. Bilodeau, Herbert M. Gardner and Martin Novick. A copy of our Audit Committee Charter is available on our website at www.nuhorizons.com. The Board of Directors has determined that Dominic A. Polimeni, who is independent in accordance with NASDAQ rules, qualifies as an “audit committee financial expert” under SEC rules.

For the fiscal year ended February 28, 2010, there were two meetings of the Nominating Committee. The members of the Nominating Committee were David Siegel (Chairman), Martin Novick and Steven J. Bilodeau. However, in March 2010, the Board of Directors determined that it was advisable to establish a Corporate Governance Committee and to include, as part of the responsibilities of the Corporate Governance Committee, the responsibilities that were previously performed by the Nominating Committee, as follows:

º	reviewing suggestions of candidates for director made by directors, stockholders, management and others
º	making recommendations to the Board regarding the composition of the Board
º	identifying and nominating individual candidates for election to the Board.

In addition to those responsibilities, the Corporate Governance Committee is also responsible for

º	developing and recommending to the Board corporate governance guidelines
º	overseeing the annual evaluation of the Board
º	determining to designate a Lead Independent Director.

After the end of the fiscal year ended February 28, 2010, the Corporate Governance Committee met to evaluate each of the nominees for election as a director at the 2010 Annual Meeting and recommended to the Board the nomination of Messrs. Polimeni, Schuster, Freudenberg and Kent. In fulfilling its responsibilities for identifying and evaluating nominees for director, the Corporate Governance Committee takes into account the prior experience of director nominees and its application to their responsibilities as a director of Nu Horizons; however, there are no stated minimum qualifications for director nominees. The Corporate Governance Committee will consider nominee recommendations made by stockholders provided that the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the procedures set forth below under “Director Nominations.”

The members of the Corporate Governance Committee are Steven J. Bilodeau (Chairman), Herbert M. Gardner, Dominic A. Polimeni, Martin Novick and David Siegel. A copy of each of our Corporate Governance Committee Charter and Corporate Governance Guidelines is available on our website at www.nuhorizons.com.

For the fiscal year ended February 28, 2010, there were no meetings of the Special Committee. The Special Committee is responsible for special projects assumed at the direction of the Board of Directors, including evaluation of strategic opportunities.

For the fiscal year ended February 28, 2010, there were two meetings of the Joint Special Committee. The Joint Special Committee was responsible for our search for a senior executive officer to facilitate our succession planning. The Joint Special Committee discharged its responsibilities upon the appointment of Martin Kent as our President and Chief Executive Officer effective May 3, 2010. The members of the Joint Special Committee were Messrs. Nadata, Schuster, Polimeni, Gardner and Bilodeau.

During the fiscal year ended February 28, 2010, there were two meetings of all of our outside directors in conjunction with two of our regular quarterly Board meetings, as well as informal meetings without management in conjunction with our other regular Audit or Board meetings.

Director Attendance at Annual Meetings

Our Board of Directors has adopted a policy which provides that directors are expected to attend our Annual Meetings of Stockholders, other than in the event of illness or extraordinary circumstances. All of our directors attended last year’s Annual Meeting.

Code of Ethics and Corporate Governance Guidelines

Our Board of Directors has adopted a Code of Ethics that applies to the Company’s Chairman, Chief Executive Officer and senior financial officers (and include the Company’s principal executive officer, principal financial officer and principal accounting officer). This Code of Ethics is posted on the Company’s website at www.nuhorizons.com in the Investor Relations section. Any amendment of the Code of Ethics or waiver thereof applicable to any director or executive officer of Nu Horizons, including the Chief Executive Officer or any senior financial officer, will be disclosed on the Company’s website within four business days of the date of such amendment or waiver. In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted and the date of the waiver will also be disclosed.

Our governance practices are documented in our Corporate Governance Guidelines, which address the role and composition of our Board and the functioning of the Board and committees of our Board. You can learn more about our current corporate governance principles and review our Corporate Governance Guidelines, committee charters, Code of Conduct and Code of Ethics at www.nuhorizons.com under “Investor Relations — Corporate Governance.”

Director Nominations

The Corporate Governance Committee recommended all of the nominees for election included in this year’s proxy statement. The Company’s stockholders previously elected Messrs. Polimeni, Schuster and Freudenberg. The Board of Directors appointed Mr. Kent as a director effective May 3, 2010 in accordance with the terms of his employment agreement.

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. In accordance with the Corporate Governance Guidelines, the Company’s policy is to have at least a majority of directors qualify as “independent” under the listing requirements of NASDAQ.

The Corporate Governance Committee seeks directors with strong reputations and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries that the Company serves, such as the semiconductor industry.

The Corporate Governance Committee has a policy to consider candidates recommended by stockholders. Effective June 1, 2009, the Company amended its By-Laws, changing in part the procedures by which stockholders may recommend nominees to the Board. Any stockholder who wants to nominate a candidate for election to the Board must deliver timely notice to our Secretary at our principal executive offices. In order to be timely, the notice must be delivered no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders.

The stockholder’s notice to the Secretary must set forth: (1) as to each person whom the stockholder proposes to nominate for election as a director (a) his name, age, business address and residence address, (b) his principal occupation and employment, (c) the number of shares of common stock of Nu Horizons which are owned beneficially or of record by him and (d) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder; and (2) as to the stockholder giving the notice (a) his name, age and address, and of any holder of record of the stockholder’s shares, (b) the class and number of shares owned by him beneficially and of record and owned by any holder of record of the stockholder’s shares, as of the date of the notice, and a representation that he will notify Nu Horizons in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (c) a description of any agreement, arrangement or understanding with respect to such nomination between or among the stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that he will notify Nu Horizons in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder or any of his affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or any of its affiliates or associates with respect to shares of stock, and a representation that he will notify Nu Horizons in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (e) a representation that he has continuously held at least $1,000 in market value, or 1%, of Nu Horizons outstanding capital stock entitled to vote for at least one year by such date of giving written notice or a representation that he is entitled to cast votes with respect to at least 5% of the outstanding capital stock of Nu Horizons, (f) a representation that the stockholder is a holder of record of shares of Nu Horizons entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (g) a representation as to whether the stockholder intends to deliver a proxy statement and form of proxy to Nu Horizons’ stockholders and/or otherwise solicit proxies from stockholders in support of the nomination.

The notice delivered by a stockholder must be accompanied by a written questionnaire completed by each proposed nominee containing his background and qualification and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement that he (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how he will act or vote on any issue or question if he is elected (a “Voting Commitment”) that has not been disclosed to Nu Horizons or (B) any Voting Commitment that could limit or interfere with his ability to comply, if elected as a director, with his fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Nu Horizons with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in the questionnaire, (iii) in his individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of Nu Horizons, and

(iv) consents to serve as a director if so elected. The stockholder must be a stockholder of record on the date on which he gives the notice described above and on the record date for the determination of stockholders entitled to vote at the meeting.

Policy for Stockholder Communications

Mail can be addressed to directors in care of the Office of the Secretary, Nu Horizons Electronics Corp., 70 Maxess Road, Melville, NY 11747. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Mail addressed to a particular director will be forwarded or delivered to that director and mail addressed to the “Lead Independent Director” or to a similar title will be forwarded to the individual then-serving in that position. Mail addressed to “Outside Directors” or “Non-Management Directors” will be forwarded or delivered to each of the non-employee directors. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board and the Lead Independent Director, if applicable.

Certain Relationships and Related Person Transactions

In May 2007, the Board adopted written Related Persons Transaction Policies and Procedures, which were revised in June 2009 (as revised, the “Related Persons Policy”). Pursuant to the Related Persons Policy, all transactions with related persons are subject to approval or ratification by our Audit Committee. The Related Persons Policy provides that the Audit Committee shall review the material facts of all transactions with related persons and either approve or disapprove of the transaction. The Related Persons Policy covers transactions where the Related Person (a term that includes executive officers, directors, holders of 5% or more of the Company’s stock (a “Significant Shareholder”) and immediate family members of the foregoing) had, has or will have a direct or indirect material interest and the amount involved meets or exceeds the minimum threshold for disclosure in the Company’s proxy statement under relevant Securities and Exchange Commission rules, which is currently $120,000, except that any transaction, arrangement or relationship between (i) a director, director nominee or executive officer and (ii) an immediate family member of such director, director nominee or executive officer, or an entity that is owned or controlled by any of them, or one in which one of them has a substantial ownership interest or control of such entity, is subject to review under the Related Persons Policy without regard to the materiality of the interest or the amount involved in the transaction.

The Audit Committee will determine whether the terms of a covered transaction are fair to the Company and no less favorable to the Company than would be generally available absent the relationship with the Related Person, whether there are business reasons for the transaction, whether the transaction impairs the independence of an outside director and whether the transaction is material, among other considerations. Under the Related Persons Policy, the Audit Committee has considered and exempted certain transactions from the application of the Related Persons Policy, as follows: (1) interests arising only from the Related Person’s position as a director of another corporation or organization that is a party to the transaction; (2) interests arising only from the direct or indirect ownership by the Related Person and all other Related Persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction; (3) interests arising from both the position and ownership level described in (1) and (2) above; (4) interests arising solely from the Related Person’s position as an executive officer or employee of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the Related Person and all other Related Persons own in the aggregate less than a 10% equity interest in such entity, (b) the Related Person and his or her Immediate Family Members are not involved in the negotiation of the terms of the transaction with the Company and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated net sales of the recipient; (5) interests arising solely from the ownership of a class of the Company’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis; (6) a transaction that involves compensation to an executive officer if the compensation has been approved by the Compensation Committee of the Board or recommended to the Board for approval by the Compensation Committee of the Board and then approved by the Board; (7) a transaction that involves compensation to a director for services as a director of the Company if such compensation will be reported pursuant to Item 402(k) of Regulation S-K; (8) a transaction that is specifically contemplated by provisions of the Certificate of Incorporation or By-Laws of the Company; (9) interests arising solely from indebtedness of a Significant Shareholder or an Immediate Family Member of a Significant Shareholder to the Company; (10) a transaction where the rates or charges involved in the transaction are determined by competitive bids; (11) a transaction that involves the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority; or (12) a transaction that involves services as a bank depositary of funds, transfer agent registrar, trustee under a trust indenture, or similar services.

In the event that prior approval is not feasible, the Related Persons Policy provides that a transaction may be ratified by the Audit Committee as soon as reasonably practicable following the date of the transaction. On an annual basis, the Audit Committee is required to review all subsequent and previously approved or ratified related-person transactions that remain ongoing to determine whether they should continue.

To identify related-person transactions, each year we require our directors and officers to complete Director and Officer Questionnaires which, among other things, require each of them to identify any transactions with us in which the officer or director or their family members have an interest; we post the Related Persons Policy on our website; we will periodically distribute the Related Persons Policy to our executive officers, directors and nominees; and will periodically make internal inquiries regarding Company relationships with known entities that qualify as Related Persons.

In fiscal 2010, Nu Horizons engaged in the transactions described below, the terms of which were ratified by the Audit Committee:

•	For the fiscal year ended February 28, 2010, we received an aggregate of approximately $137,000 in respect of various electronic components sold to Brevan Electronics, a corporation in which Stuart Schuster, Mr. Schuster’s brother, is an officer and owns a greater than ten percent equity interest. We are unaware of the amount, if any, of Stuart Schuster’s economic interest in the transactions.
•	During the fiscal year ended February 28, 2010, we employed Beth Bart, a daughter of Mr. Nadata, as an Inside Sales representative. Ms. Bart received a total of approximately $84,200 in compensation for the fiscal year.

PROPOSAL 2 —
APPROVAL OF THE NU HORIZONS ELECTRONICS CORP.
2010 OUTSIDE DIRECTORS’ STOCK INCENTIVE PLAN

Nu Horizons presently maintains the Nu Horizons Electronics Corp. 2002 Outside Directors’ Stock Option Plan (the “2002 Director Plan”), an incentive plan for non-employee directors originally approved by stockholders at the annual meeting held on September 12, 2002. As of the date of this proxy statement, 105,000 shares of common stock remain available for future awards under the 2002 Director Plan, including 90,000 shares of common stock that will be reserved for issuance upon the exercise of options automatically granted to each director who is a non-employee director on the date of our 2010 Annual Meeting (6 persons).

The 2002 Director Plan provides for the automatic grant to each non-employee director on the date of our annual meeting of options to purchase 15,000 shares; provided that the non-employee director will continue to serve as a non-employee director. In addition, under the 2002 Director Plan, the Board is granted the discretion to grant options to new non-employee directors at or about the time any such new non-employee director is first elected or appointed to the Board. As indicated above, however, without further action, following the 2010 Annual Meeting of Stockholders, there will remain only 15,000 shares of common stock available for future option grants under the 2002 Director Plan.

In order to increase the number of shares available for stock option grants and provide for the grant of other stock awards to non-employee directors, the Board has adopted and approved, subject to stockholder approval, the Nu Horizons Electronics Corp. 2010 Outside Directors’ Stock Incentive Plan (the “2010 Director Plan”). Although it is anticipated that the primary benefit to be offered to non-employee directors will be in the form of stock options, provisions of the 2010 Director Plan permit the Board to issue other forms of equity-based incentive compensation to non-employee directors. We believe that it is necessary and desirable to provide such flexibility to the Board to induce qualified individuals to serve on the Board.

At the meeting, you will be asked to approve the adoption of the 2010 Director Plan. A copy of this plan, as proposed to be adopted, is set forth as Exhibit “A” to this proxy statement. The principal features of the 2010 Director Plan are summarized below, but the summary is qualified in its entirety by the full text of the 2010 Director Plan.

Stock Subject to the Plan

We will be able to issue up to 255,000 shares of common stock under the 2010 Director Plan. The stock to be offered under the 2010 Director Plan consists of shares of our common stock, whether authorized but unissued or reacquired. The number of shares issuable and the exercise price of outstanding options are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, mergers, consolidations, reorganizations, recapitalizations, or other capital adjustments.

Administration of the Plan

The Board will have the discretion to grant awards to non-employee directors. The Board will determine whether to make any such grant and, if it so determines, the nature of the award and the number of shares applicable to such award. Initially, the Board intends to continue to grant to each non-employee director options to purchase 15,000 shares of common stock at the time of each Annual Meeting of Stockholders. However, as a result of the fact that at the time of the 2011 Annual Meeting of Stockholders there will be 15,000 shares of stock remaining available for grant under the 2002 Director Plan and the provisions of the 2002 Director Plan will grant those options ratably to the non-employee directors then serving, the Board anticipates that the initial grant of options to non-employee directors under the 2010 Director Plan will consist of options to purchase 12,500 shares. In addition, in accordance with its charter, the Compensation Committee intends to periodically review non-employee director compensation and, following such review, may recommend to the Board changes to the timing, nature and number of shares underlying the awards to non-employee directors.

The Board has authority to interpret the 2010 Director Plan, including to prescribe, amend and rescind the rules and regulations relating to the 2010 Director Plan.

Repricing

Except in connection with a corporate transaction involving the Company, the Board does not have the right to reprice any outstanding awards without the affirmative vote of a majority of the stockholders voting on the repricing proposal.

Participants

Only non-employee directors are eligible to participate in the 2010 Director Plan.

Forms of Equity-Based Awards Available

Under the 2010 Director Plan, the Board may grant stock options, stock appreciation rights and other stock-based awards, restricted stock, and restricted stock units, all of which will vest over the period of time established by the Board at the time of the grant of the award.

Stock Options — Exercise Price, Term and Vesting Schedule

Stock options granted under the 2010 Director Plan will be non-qualified stock options. The exercise price for the options will be not less than the market value of our common stock on the date of grant of the stock option. Stock options granted under the 2010 Director Plan shall expire not later than ten years from the date of grant and will become exercisable in installments, as determined at the time of the grant.

The Board expects that initially, stock options granted under the 2010 Director Plan will become exercisable in the same installments as those provided by the 2002 Director Plan, as follows:

•	up to thirty-three and one-third percent (33 1/3%) on the date of grant;
•	up to sixty-six and two-thirds percent (66 2/3%) of the subject shares on and after the first anniversary of the date of grant; and
•	up to all of the subject shares on and after the second anniversary of the date of the grant of such option.

Upon the exercise of a stock option, optionees may pay the exercise price in cash, by certified or bank cashier’s check or, at our option, in shares of common stock valued at their fair market value on the date of exercise, or a combination of cash and stock.

A stock option is exercisable during the optionee’s lifetime only by him and cannot be exercised by him unless, at all times since the date of grant and at the time of exercise, he is serving as a director, except that, upon termination of his service (other than by death or by total disability), he may exercise an option for a period of three months after his termination but only to the extent such option is exercisable on the date of such termination.

Upon termination of directorship by total disability or death, the optionee, the optionee’s estate or any person who acquires the right to exercise such option by bequest or inheritance or by reason of the total disability or death of the optionee, as the case may be, may exercise such option at any time within twelve months after his or her termination, but only to the extent such option is exercisable on the date of such termination.

Stock Appreciation Rights and Other Stock-Based Awards

The Board may grant stock appreciation rights (“SARs”), which represent the right to receive an amount equal to the excess of the fair market value of a share of stock on the date of redemption over an amount set by the Board that is not less than the fair market value of a share of stock on the date of the award. Amounts paid on the exercise of a SAR may be paid in cash, in stock or in any combination thereof; provided that a SAR, including one that entitles the holder to a cash payment on redemption, will have terms that ensure that participants will not incur a tax penalty under Section 409A of the Internal Revenue Code. Upon termination of directorship, including by death or disability, awards of SARs shall be payable in accordance with their terms.

The Board may also grant rights to dividends and dividend equivalents (which may not be granted in connection with options or stock appreciation rights). The terms of any rights to dividends or dividend equivalents will be determined by the Board at the time of grant.

Restricted Stock

The Board may grant awards of restricted stock which are awards of common stock of the Company subject to such terms, conditions and restrictions as the Board may provide in the award instruments granting the restricted stock. Conditions attached to the restricted stock may include, but are not limited to, restrictions upon the sale, assignment, transfer or other disposition of the restricted stock and the requirement of forfeitures of the restricted stock upon certain terminations of service with the Company. Restricted stock will vest over such period as the Board determines at the time of grant. When the period of restriction on restricted stock terminates, the unrestricted shares are delivered to the participant. Upon termination of directorship, including by death or disability, rights to awards of restricted stock shall vest or be forfeited in accordance with their terms.

Restricted Stock Units

The Board may grant awards of restricted stock units which units represent the participant’s right to receive shares of stock subject to such terms, conditions and restrictions as the Board may provide in the award instruments granting the restricted stock units. Restricted stock units awarded generally will vest over such period as the Board determines at the time of grant. The award agreement will specify whether dividend equivalents on the restricted stock units will be paid in cash or deemed reinvested in additional restricted stock units. Our stock will be paid to the participant, or the participant’s beneficiary in case of the participant’s death, in exchange for restricted stock units within ninety days following the participant’s separation from service, the expiration of a director’s service, or death.

Change in Control

In the event of a “change in control,” at the option of the Board, (a) all options and other awards outstanding on the date of the change in control shall become immediately and fully exercisable and/or payable, and (b) an optionee will be permitted to surrender for cancellation within 60 days after the change in control any option or portion of an option which was granted more than six months prior to the date of such surrender, to the extent not yet exercised, and to receive a cash payment in an amount equal to the excess, if any, of the fair market value (on the date of surrender) of the shares of common stock subject to the option or portion thereof surrendered, over the aggregate purchase price for such shares.

For purposes of the 2010 Director Plan, a change in control is defined as

•	a change in control as such term is presently defined in Rule 12b-2 under the Securities Exchange Act of 1934; or
•	if any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than Nu Horizons or any “person” who on the date of the adoption of the 2010 Director Plan is a director or officer of Nu Horizons, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing thirty percent (30%) or more of the voting power of our then outstanding securities; or
•	if during any period of two consecutive years during the term of the 2010 Director Plan, individuals who at the beginning of such period constitute the Board of Directors, cease for any reason to constitute at least a majority of the Board.

Grants Under the Plan

The following table sets forth the number of shares that will be granted to all of the non-employee directors pursuant to the 2010 Director Plan in the event of stockholder approval of the proposed plan, assuming an annual grant of options to purchase 15,000 shares to each non-employee director.

PLAN BENEFITS

Name and Position(1)	Dollar Value ($)		Number of Shares Underlying Options
Non-Executive Director Group (6 persons)	$821,100	(2)	255,000	(3)

(1)	None of our executive officers or employees are eligible to receive grants under the 2010 Director Plan.
(2)	Based on the closing price of the common stock on June 1, 2010 of $3.22.
(3)	Assumes an initial grant of 12,500 shares of common stock underlying options to each of the six eligible non-employee directors commencing on the date of the 2011 Annual Meeting of Stockholders and, commencing on the date of the 2012 Annual Meeting of Stockholders, an annual grant of 15,000 shares of common stock underlying options to each of the six eligible non-employee directors on the date of each annual meeting for a period of two years.

Federal Income Tax Consequences

The following is a brief summary of the Federal income tax consequences as of the date hereof with respect to awards under the 2010 Director Plan for participants who are both citizens and residents of the United States. This description of the Federal income tax consequences is based upon law and Treasury interpretations in effect on the date of this proxy statement (including proposed and temporary regulations which may be changed when finalized), and it should be understood that this summary is not exhaustive, that the law may change and further that special rules may apply with respect to situations not specifically discussed herein, including Federal employment taxes, foreign, state and local taxes and estate or inheritance taxes. As such, participants have been urged to consult with their own qualified tax advisors. The 2010 Director Plan is not qualified under Section 401(a) of the Internal Revenue Code. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation.

Stock Options

The options to be granted under the 2010 Director Plan are non-qualified stock options. No taxable income will be realized by the participant upon the grant of a non-qualified option and Nu Horizons will not receive a tax deduction.

Exercise with Cash

On exercise, the excess of the fair market value of the stock at the time of exercise over the option price of such stock will be compensation and (i) will be taxable at ordinary income tax rates in the year of exercise, (ii) will be subject to withholding for Federal income tax purposes and (iii) generally will be an allowable income tax deduction to us. The participant’s tax basis for stock acquired upon exercise of a non-qualified option will be equal to the option price paid for the stock, plus any amounts included in income as compensation.

Exercise with Common Stock

The participant’s compensation income and our deduction will not be affected by whether the exercise price is paid in cash or in shares of common stock. However, if the participant pays the exercise price of an option in whole or in part with previously-owned shares of common stock, the participant’s tax basis and holding period for the newly-acquired shares is determined as follows: As to a number of newly-acquired shares equal to the number of previously-owned shares used by the participant to pay the exercise price, no gain or loss will be recognized by the participant on the date of exercise and the participant’s tax basis and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis, thereby deferring any gain inherent in the previously-owned shares. As to each remaining newly-acquired share, the participant’s tax basis will equal the fair market value of the share on the date of exercise and the participant’s holding period will begin on the day after the exercise date.

Disposition of Option Shares

When a sale of the acquired shares occurs, a participant will recognize gain or loss equal to the difference between the sales proceeds and the tax basis of the shares. Such gain or loss will be treated as capital gain or loss if the shares are capital assets. The capital gain or loss will be long-term capital gain or loss treatment if the shares have been held for more than 12 months. There will be no tax consequences to us in connection with a sale of shares acquired under an option.

Stock Appreciation Rights and Other Stock-Based Awards

Under existing tax laws, a participant will not realize any taxable income when a SAR is granted and Nu Horizons will not receive a tax deduction. When a SAR is exercised, the spread between the price received at exercise and the fair market value of the SAR at the time of exercise is ordinary income to the participant (subject to withholding), and Nu Horizons receives a tax deduction for the amount of income recognized by the participant. Further, under existing tax laws, a participant will not realize taxable income upon the grant of a stock-based award that provides for dividend rights, and Nu Horizons will not receive a tax deduction. Upon payment of the dividend, the participant will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received, and Nu Horizons will receive a tax deduction for the same amount.

Restricted Stock

A participant who is granted restricted stock generally will realize taxable income on the fair market value of the restricted stock, less any amount paid by the employee, at the time the award is no longer subject to restrictions on transfer or a substantial risk for forfeiture. However, a participant can elect under Internal Revenue Code Section 83(b), within 30 days of receipt of the award, to recognize taxable ordinary income equal to the fair market value of Nu Horizons common stock, less any amount paid by the employee, on the date of the award. Nu Horizons receives a deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant filed a timely election to accelerate recognition of income under Section 83(b) of the Code).

Restricted Stock Units

A participant who is granted restricted stock units will not realize any taxable income when the restricted stock unit is granted and Nu Horizons will not receive a tax deduction at that time. A participant will realize taxable income on the fair market value of unrestricted common shares, less any amount paid by the participant, on the date such shares are transferred to the participant and Nu Horizons will receive a deduction for the same amount.

Conclusion

The affirmative vote of a majority of the votes cast on this proposal in person or by proxy at the annual meeting is required for approval of the adoption to the 2010 Director Plan.

Board Recommendation

Our Board of Directors recommends a vote FOR the proposal to adopt the 2010 Outside Directors’ Stock Incentive Plan.

PROPOSAL 3 —
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
AS AUDITORS FOR FISCAL 2011

Our Audit Committee charter provides that the Audit Committee shall appoint annually a firm of independent registered public accountants to serve as auditors. The Audit Committee has appointed Ernst & Young LLP to act as auditors for our fiscal year ending February 28, 2011.

If this proposal is not approved at the annual meeting, our Audit Committee will reconsider the selection of Ernst & Young LLP for the ensuing fiscal year, but may determine that continued retention of Ernst & Young LLP is in our Company’s and our stockholders’ best interests. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our Company’s and our stockholders’ best interests.

We expect representatives of Ernst & Young LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

Our Board of Directors recommends that our stockholders vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending February 28, 2011.

AUDIT AND RELATED FEES

Principal Accountant Fees and Services

The following table presents fees for professional audit services and other services rendered by Ernst & Young LLP during fiscal 2010 and 2009:

	2010	2009
Audit Fees(1)	$590,000	$711,250
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	39,000	45,000
	$629,000	$756,250

(1)	Audit fees represent fees billed and expected to be billed for professional services rendered by Ernst & Young LLP in connection with audit and quarterly reviews of fiscal years 2010 and 2009, including: (a) audit of Nu Horizons Electronics Corp. consolidated financial statements in accordance with standards of the PCAOB; (b) consultations on accounting matters reflected in the audited and reviewed financial statements; and (c) attestation services with respect to securities offerings and SEC filings.
(2)	Fees billed for services rendered in connection with the audit of the Company’s benefit plans.

Audit Committee Pre-Approval

The Audit Committee has pre-approved all audit services and permitted non-audit services provided by the independent registered public accounting firm, and the compensation, fees and terms for such services. The Audit Committee also has determined not to adopt any blanket pre-approval policy but instead to require that the Committee pre-approve the compensation and terms of service for audit services provided by the independent accounting firm and any changes in terms and compensation resulting from changes in audit scope, company structure or other matters. The Audit Committee has also determined to require pre-approval by the Audit Committee or its Chairman of the compensation and terms of service for any permitted non-audit services provided by the independent accounting firm. Any proposed non-audit services exceeding any pre-approved fee levels require further pre-approval by the Audit Committee or its Chairman. The chief financial officer reports regularly to the Audit Committee on the services performed and fees incurred by the independent accounting firm for audit and any permitted non-audit services during the prior quarter.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Nu Horizons, which consists entirely of directors who meet the independence and experience requirements of the Securities and Exchange Commission and NASDAQ, has furnished the following report:

The Audit Committee assists the Company’s Board of Directors in overseeing and monitoring the integrity of the Company’s financial reporting process, compliance with legal and regulatory requirements related to financial reporting and the quality of internal and external audit processes. The Audit Committee’s roles and responsibilities are set forth in a written charter, which is available on the Company’s website www.nuhorizons.com under “Investor Relations — Corporate Governance.” Among its duties, the Audit Committee is responsible for recommending to the Company’s Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. As a basis for that recommendation, the Audit Committee engaged in the following activities. First, the Audit Committee discussed with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm for fiscal 2010, those matters that Ernst & Young is required to communicate to and discuss with the Audit Committee by the Statement on Auditing Standards No. 61, as amended (Auditing Standard AU Section 380), which included information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Ernst & Young the firm’s independence, and received from Ernst & Young the written disclosures and the letter concerning independence as required by Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence. This discussion and disclosure informed the Audit Committee of Ernst & Young’s relationships with the Company and was designed to assist the Audit Committee in considering Ernst & Young’s independence. Finally, the Audit Committee reviewed and discussed, with Ernst & Young and with the Company’s management, the Company’s audited consolidated balance sheet at February 28, 2010, and the Company’s consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the year ended February 28, 2010, including the notes thereto.

Management of the Company is responsible for the consolidated financial statements and reporting process, including establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of these consolidated financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During fiscal 2010, management tested and evaluated the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting, which the Audit Committee reviewed. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended February 28, 2010 filed with the Securities and Exchange Commission, as well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K. The latter reports relate to Ernst & Young’s audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

Based on the discussions with Ernst & Young concerning the audit, the independence discussions, and the discussions with the Company’s management and Ernst & Young concerning the financial statement review and discussions, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Company’s Board of Directors that the consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 28, 2010.

The Audit Committee:
Dominic A. Polimeni, Chairman Steven J. Bilodeau Herbert M. Gardner Martin Novick

MANAGEMENT

Our Officers

Our executive officers are:

Name	Position held with the Company
Martin Kent(1)	President and Chief Executive Officer
Richard S. Schuster	Senior Executive Vice President, Chief Operating Officer and Secretary; President — NIC Components Corp.
Kurt Freudenberg	Chief Financial Officer, Executive Vice President — Finance and Treasurer
Kent Smith	Executive Vice President — Worldwide Sales and Marketing; President — Global Distribution Division
Stephen Mussmacher	Senior Vice President — Global Operations

(1)	Mr. Kent became our President and Chief Executive Officer effective May 3, 2010.

In accordance with our management succession plan, Arthur Nadata ceased to serve as our Chief Executive Officer on June 1, 2009 and became Executive Chairman. James Estill served as President and Chief Executive Officer from June 1, 2009 until August 3, 2009; upon Mr. Estill’s departure, Mr. Nadata became interim Chief Executive Officer. Effective May 3, 2010, in connection with the appointment of Mr. Kent as President and Chief Executive Officer, Mr. Nadata became our non-executive Chairman.

All executive officers serve at the discretion of the Board. Messrs. Kent, Schuster and Freudenberg also serve as directors. For their biographies, please see “Proposal 1 — Election of Directors.”

Kent Smith (47 years old) has been President — Global Distribution Division since February 2010 and Executive Vice President — Worldwide Sales and Marketing since December 2008. He previously served as Vice President of Sales (Americas) from June 2005 to December 2008 and Western Regional Vice President/General Manager from February 2003 to June 2005. Prior to joining the Company in 2003, Mr. Smith held various positions in hardware and software design engineering and sales within the electronics distribution industry, including his employment, in various capacities, with Pioneer-Standard Electronics from November 1996.

Stephen Mussmacher (60 years old) has been Senior Vice President — Global Operations and Senior Vice President of one of the Company’s subsidiaries, Titan Supply Chain Services Corp., since April 2007. He previously served as Product Marketing Director and Vice President of Product Marketing & Value Added Services since joining the Company in 1998. Mr. Mussmacher has over 30 years of experience in the electronics distribution industry. Prior to joining Nu Horizons, he spent 20 years at Arrow Electronics, serving in various marketing, management and sales positions, including Corporate Marketing Manager, Director of Semiconductor Marketing and Director of Product Marketing/Management for Arrow Canada.

SECURITY OWNERSHIP

The following table sets forth, as of May 28, 2010, certain information with regard to the record and beneficial ownership of our common stock by (i) all persons known to us to be beneficial owners of more than 5% of our outstanding common stock, based solely on filings with the Commission; (ii) each director; (iii) Nu Horizons’ principal executive officer, principal financial officer and the three other most highly compensated executive officers of Nu Horizons; (iv) one additional individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer as of February 28, 2010; and (v) all executive officers and directors as a group.

NAME (AND ADDRESS) OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)		PERCENT
Officers and Directors
Kurt Freudenberg	54,369	(2)	*
Martin Kent	0	(3)	*
Arthur Nadata	724,900	(4)(5)	3.9%
Richard S. Schuster	629,787	(5)(6)	3.4%
Steven J. Bilodeau	5,000	(7)	*
Kent Smith	42,576	(8)	*
Stephen Mussmacher	24,146	(9)	*
Herbert M. Gardner	169,360	(10)	*
Martin Novick	75,000	(11)	*
Dominic A. Polimeni	90,000	(12)	*
David Siegel	135,000	(13)	*
James Estill	0		*
All officers and directors as a group (11 persons)(14)	1,950,138		10.5%
Principal Stockholders
Dimensional Fund Advisors(15)	1,485,441	(15)	8.0%
Donald Smith & Co., Inc.(16)	1,850,988	(16)	9.9%
Nery Capital Partners, L.P.(17)	1,855,000	(17)	10.0%

NOTES:

(*)	Less than 1% of our outstanding stock.
(1)	Except as otherwise indicated, the beneficial owner has sole voting and investment power.
(2)	Includes 37,864 shares of restricted stock granted under the 2002 Key Employee Stock Incentive Plan, the rights to which are not yet vested, and options for 6,250 shares under the 2002 Key Employee Stock Incentive Plan which are exercisable within 60 days. Does not include options to purchase 18,750 shares which are not exercisable within 60 days.
(3)	Does not include options to purchase 360,000 shares which are not exercisable within 60 days.
(4)	Includes options exercisable within 60 days for 161,110 shares under the 2002 Key Employee Stock Incentive Plan and 90,000 shares under the 2000 Key Employee Stock Option Plan, and 50,000 shares of restricted stock under the 2002 Key Employee Stock Incentive Plan, the rights to which have not yet vested. Also includes 410,664 shares of common stock owned jointly with Mr. Nadata’s spouse, with whom he shares both investment and voting power as to these shares. Does not include options to purchase 111,106 shares which are not exercisable within 60 days.
(5)	Includes 13,126 shares for Mr. Nadata and 19,688 for Mr. Schuster of fully vested common stock owned through the Employees Stock Ownership Plan, which include voting power. These officers are also Trustees of the Plan.

(6)	Includes options exercisable within 60 days for 150,000 shares under the 2002 Key Employee Stock Incentive Plan, and 60,000 shares under the 2002 Key Employee Stock Option Plan, and 50,000 shares of restricted stock under the 2002 Key Employee Stock Incentive Plan, the rights to which have not yet vested. Does not include options to purchase 200,000 shares which are not exercisable within 60 days.
(7)	Consists of options exercisable within 60 days for 5,000 shares under the 2002 Outside Directors’ Stock Option Plan.
(8)	Includes 2,500 options under the 1998 Stock Option Plan, 2,500 options under the 2000 Stock Option Plan and 8,750 options under the 2002 Key Employee Stock Incentive Plan all of which are exercisable within 60 days. Also includes 25,576 shares of restricted stock granted under the 2002 Key Employee Stock Incentive Plan, the rights to which are not yet vested.
(9)	Includes 4,000 options under the 2000 Stock Option Plan and 6,250 options under the 2002 Key Employee Stock Incentive Plan which are exercisable within 60 days. Also includes 9,288 shares of restricted stock granted under the 2002 Key Employee Stock Incentive Plan, the rights to which are not yet vested.
(10)	Includes 4,330 shares owned by Mr. Gardner’s spouse, as to which he disclaims beneficial ownership, and 19,210 shares held by his IRA. Also includes options exercisable within 60 days for 60,000 shares under the 2000 Outside Directors’ Stock Option Plan and 75,000 shares under the 2002 Outside Directors’ Stock Option Plan.
(11)	Consists of options exercisable within 60 days for 75,000 shares under the 2002 Outside Directors’ Stock Option Plan.
(12)	Consists of options exercisable within 60 days for 30,000 shares under the 2000 Outside Directors’ Stock Option Plan and 60,000 shares under the 2002 Outside Directors’ Stock Option Plan.
(13)	Consists of options exercisable within 60 days for 75,000 shares under the 2000 Outside Directors’ Stock Option Plan and 60,000 shares under the 2002 Outside Directors’ Stock Option Plan.
(14)	Does not include Mr. Estill, who ceased to serve as President, Chief Executive Officer and director on August 3, 2009.
(15)	1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(16)	152 West 57th Street, 22nd Floor, New York, NY 10019. Includes 316,818 shares over which Donald Smith & Co., Inc, does not have sole voting power.
(17)	22 South Pack Square, Suite 302, Asheville, NC 28801. Beneficial ownership reported jointly with Nery Capital Management, L.L.C., Nery Asset Management, L.L.C. and Michael A. Nery.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file report of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and NASDAQ. These officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and NASDAQ.

Based solely on our review of the copies of the forms and representations we have received, we believe that all our executive officers, directors and greater than ten percent beneficial owners complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In considering our executive compensation policies and practices, we seek to balance our interest in conserving cash and minimizing shareholder dilution with our interest in using compensation to attract, retain and motivate employees. In reconciling these competing concerns, we strive to act in the long-term best interests of the Company and our stockholders. The Compensation Committee works directly with independent compensation consultants from time to time to support the Board’s commitment to be knowledgeable and current regarding executive compensation trends and best practices. In fiscal 2010, in connection with our management succession plan involving the search for and hiring of a chief executive officer, the Compensation Committee consulted with the compensation consulting firm Frederic W. Cook & Co. (which provides no other services to the Company), and determined to implement specific changes which are described below under “Changes to 2011 Compensation Program.”

Review of 2010 Compensation

In response to the declining U.S. and foreign economies in late 2008 and early 2009, in January 2009, the Company adjusted its compensation program, reducing the salaries payable to a majority of its employees, including its executive officers, by ten percent. However, during fiscal 2010, the Company agreed to increase the base salary payable to Mr. Freudenberg, the Company’s chief financial officer, for fiscal 2010 to the rate of $360,000 per annum, a level commensurate to that paid to chief financial officers at companies that are comparably-sized to the Company, in accordance with information provided by GK Partners, an outside executive compensation consulting firm (which provides no other services to the Company), and taking into account the base salary and guaranteed minimum bonus paid to Mr. Freudenberg for the fiscal year ended February 28, 2009, which circumstantially resulted in compensation at approximately the amended level. Mr. Freudenberg will be paid at the rate of $324,000 per annum until such time as the Company returns to profitability, among other factors, pursuant to the Company’s previously announced cost-saving measures which implemented a ten percent reduction in compensation paid to the majority of the Company’s employees, including its executive officers.

The Compensation Committee also determined that it is advisable to eliminate any bonus program for executive officers until such time as the Company reports a profit, except to the extent that payment of a bonus is otherwise required by the terms of an executive’s employment agreement. Notwithstanding the fact that the employment agreements with Messrs. Nadata and Schuster provide for a bonus opportunity, since their bonuses are a percentage of consolidated earnings before income taxes and the Company did not report earnings for fiscal 2010, no payouts were made to them under their bonus arrangements.

In addition, the reduced market price of our stock also affected our employees, including our executive officers by lowering the value of restricted stock granted to them in prior years and also resulted in a significant number of outstanding stock options being “under water,” or having no market value at the end of fiscal 2010.

Changes to 2011 Compensation Program

In connection with our management succession plan, the Compensation Committee determined to amend the Company’s contractual arrangement with Arthur Nadata, a founder of the Company who served as Chief Executive Officer from 2004 until June 1, 2009, then as Executive Chairman and, from August 3, 2009, as interim Chief Executive Officer, as well as to amend certain of the Company’s other executive compensation arrangements for fiscal 2011. The Compensation Committee established a bonus program that applies to both Mr. Kent, our new Chief Executive Officer, and to Mr. Schuster, one of our founders and our Senior Executive Vice President and Chief Operating Officer, pursuant to which, commencing in fiscal 2011, up to 70% of their bonus opportunity will be based on the Company’s achievement of certain to-be-agreed-upon levels of pre-tax income, while the balance of their bonus opportunity will be based on the achievement of qualitative goals. However, for fiscal 2011, it was agreed that Mr. Schuster’s qualitative bonus will be based upon the achievement by the Company’s subsidiary, NIC Components, Inc., of certain to-be-agreed-upon levels of pre-tax income. The Compensation Committee has not made any other changes to the compensation arrangements for executive officers.

Risk Considerations

The Compensation Committee has considered whether our executive compensation program creates risks that are reasonably likely to have a material adverse effect on the Company and concluded that it does not. In doing so, the Committee considered the Company’s strategic goals and operational practices and evaluated the design of its compensation programs to assess whether these programs foster a business environment that might drive inappropriate decision-making or behavior. While a significant portion of certain executives’ compensation may be performance-based, the majority of our executive officers’ cash compensation consists solely of base salary, which we believe mitigates inappropriate or excessive risk-taking that could harm shareholder value. To the extent that executives receive equity incentive awards, such awards are long-term awards that are intended to align executives’ interests with those of our stockholders; historically, our restricted stock awards use both time and performance-based vesting.

Executive Compensation Program Objectives and Overview

Nu Horizons’ current executive compensation programs are intended to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve Nu Horizons’ specific strategic and operating objectives; and (3) align executives’ interests with the long-term interests of Nu Horizons’ stockholders. The material elements of our current executive compensation program for our principal executive officer, principal financial officer and the other most highly compensated executive officers (“Named Officers”) include a base salary, an annual bonus opportunity, perquisites, retirement benefits, severance protection for certain actual or constructive terminations of the Named Officers’ employment, and, for two of the individuals who served as Named Officers during fiscal 2010, additional post-termination benefits payable upon retirement, death or disability.

Base salaries, perquisites and personal benefits, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary will increase from year to year depending on cost-of-living or performance, among other things). We believe that in order to attract and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as equity awards which vest over a period of time or payments upon retirement or other termination of employment. We believe that this mix of long-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the short-term awards focused on recruitment).

Our equity-based compensation is primarily intended to align our executives’ long-term interests with stockholders’ long-term interests, although we also believe it helps motivate performance and helps us attract and retain executives. We believe that the way to increase stockholder value is to increase the trading price of our common stock. Our equity incentive program primarily consists of the grant of stock options; our stock incentive plans only permit the grant of options with an exercise price equal to the market price on the grant date. Through the use of stock options, a significant portion of potential compensation is tied directly to stock price appreciation, thereby aligning the interests of the Named Officers and other executives with those of our stockholders. We believe that the foregoing is an effective link between an increase in stockholder value and our executives’ compensation.

We also believe equity-based compensation awards help us retain executives, as well as motivate performance to achieve specific strategies and operating objectives. Equity-based compensation is paid out or earned on a longer-term basis than cash compensation and is designed to reward the achievement of our strategic and operating objectives for the applicable fiscal year, taking into consideration historical performance, and induce the executives to remain in our employ over the vesting period of the award.

The Compensation Committee’s general philosophy is that any bonus and equity compensation should be consistent with sound corporate governance principles, as well as competitive compensation practices. The Compensation Committee believes incentive compensation fluctuates with the Company’s success in achieving financial and other goals, and that Nu Horizons should continue to use long-term compensation such as stock options and restricted stock to align stockholder and executives’ interests.

In prior fiscal years, the Compensation Committee had retained GK Partners to provide general compensation expertise, explore alternative incentive programs and analyze comparative compensation information for the Compensation Committee. In carrying out its responsibilities in 2007, the Compensation Committee sought the consulting firm’s advice regarding compensation levels within the industry. The consulting firm provided valuable information to the Compensation Committee by benchmarking the Compensation Committee’s executive compensation program against those of a peer group of comparable electronics distribution companies, which was suggested by the consulting firm and which included such companies as Avnet, Inc., Arrow Electronics, Inc., Bell Microproducts, Inc., DRS Technologies, Inc., Linear Technology Corp., Jaco Electronics, Inc. and MSC Industrial Direct. This benchmarking was performed for comparative purposes. The Compensation Committee then determined the amount of the components of our executive compensation program using, among other factors, the information provided to it by the consulting firm and taking into consideration that the base salary and, for certain Named Officers, the bonus, is established by contract.

The Compensation Committee also retained GK Partners to provide advice with respect to the terms of our employment contract with James Estill (the “Estill Agreement”), pursuant to which he served as our President and Chief Executive Officer effective as of June 1, 2009 through August 3, 2009.

Current Executive Compensation Program Elements

During fiscal 2010 we had employment and change-in-control agreements in place for two of the individuals who served as Named Officers during fiscal 2010 — Richard Schuster (as amended to date, the “Schuster Agreement”) and Arthur Nadata (as amended to date and including the Transition Agreement (as hereinafter defined), the “Nadata Agreement”). We also have an employment agreement in place with Martin Kent (the “Kent Agreement”), who will be a Named Officer during fiscal 2011 as a result of his appointment as President and Chief Executive Officer effective May 3, 2010. We have change-in-control agreements in place for Kurt Freudenberg, Stephen Mussmacher and Kent Smith, our remaining Named Officers. We also had the Estill Agreement in place during the time that we employed Mr. Estill. Each of the foregoing agreements is described in further detail below in the context of this section.

Base Salaries

Salary is one of the main components of cash compensation and fits into our overall compensation objectives by providing a base for attracting and retaining significant contributors to the Company and by establishing a minimum level of compensation upon which our executives may rely. Our goal is to pay a base salary to our executives that is competitive with the base salaries of companies in our peer group or competitive with other companies with which we compete to attract and retain executives. The Compensation Committee has determined that structuring the Company’s compensation program to place a significant emphasis on base salaries, which are fixed, mitigates the potential for inappropriate or excessive risk-taking by executive officers.

On September 13, 1996, we signed the initial employment agreements with Messrs. Nadata and Schuster, two of our Named Officers for fiscal 2010, for a continually renewing five-year term. Those initial agreements specify a base salary of $226,545 per year for each Named Officer in 1997, which shall be increased each year by the change in the consumer price index. The base salary paid during fiscal 2010 was $316,083 for Mr. Nadata and $331,656 for Mr. Schuster, each of which was reduced in fiscal 2009 to $284,475 and $305,048, respectively, in connection with the Company’s current cost-savings measures. In connection with our management succession plan, the Company and Mr. Nadata entered into a transition agreement (the “Transition Agreement”), pursuant to which Mr. Nadata’s employment will terminate on July 28, 2010. Until July 28, 2010, Mr. Nadata will continue to receive his current base salary and continue to participate in the Company’s employee benefit programs.

Effective September 14, 2009, the Company and Kurt Freudenberg, the Company’s Executive Vice President — Finance and Chief Financial Officer, agreed to amend Mr. Freudenberg’s compensation arrangement effective as of the beginning of fiscal 2010. Pursuant to such compensation arrangement, the rate of base compensation payable to Mr. Freudenberg was increased to a level commensurate to that paid to chief financial officers at companies that are comparably-sized to the Company, in accordance with information provided by an outside compensation consulting firm, and Mr. Freudenberg’s bonus opportunity was eliminated for fiscal 2010. Any future bonus opportunity will be based on the attainment of performance goals and the return to profitability of the Company.

The base salary payable to each of Messrs. Smith and Mussmacher was established through negotiation with management prior to the time that either of them became an executive officer of the Company. Their compensation arrangements were not modified in connection with their appointment as executive officers.

The base salary that was paid to each Named Officer in fiscal 2010 is the amount reported for such officer in the corresponding column of the Summary Compensation Table. The amount set forth for Mr. Estill in such table also includes certain severance payments and other amounts paid to him in accordance with the terms of the Estill Agreement, as described under “Severance and Other Benefits Upon Termination of Employment,” below. Pursuant to the terms of the Estill Agreement, Mr. Estill was to be employed for a four-year term and receive an annual salary of $350,000.

Pursuant to the terms of the Kent Agreement, which is effective May 3, 2010 (fiscal 2011), it was agreed that Mr. Kent will be employed for a four-year term and receive an annual salary of $425,000.

Annual Bonuses

Each of the Named Officers is eligible to receive a cash bonus, as determined by the Compensation Committee in accordance with the terms of any employment agreement or otherwise in its discretion. However, in September 2009, the Compensation Committee determined to eliminate bonuses payable to Named Officers until such time as the Company reports a profit.

Prior to the amendments to the Nadata Agreement and Schuster Agreement entered into in April 2010 (effective for fiscal 2011), the annual bonus paid to Messrs. Nadata and Schuster pursuant to the Nadata Agreement and Schuster Agreement, respectively, was intended to motivate their performance to increase net income. The amount of the bonus was established by the terms of such agreements, which entitled each of them to an annual bonus equal to 3.33% (6.66% in the aggregate) of our consolidated earnings before income taxes for fiscal 2010. Since the Company did not report earnings for fiscal 2010, no payments were made to them under their bonus arrangements.

In connection with the increase in Mr. Freudenberg’s base salary for fiscal 2010, his bonus opportunity, as well as the bonus program for other Named Officers, was eliminated until such time as the Company reports a profit.

Pursuant to the Estill Agreement, Mr. Estill was entitled to receive a total annual target bonus consisting of a quantitative bonus and a qualitative bonus. The quantitative bonus was to be in an amount up to 100% of his initial base salary, with a target of 50% of the initial base salary. The quantitative bonus was to be calculated based on reaching a minimum achievement goal where Mr. Estill would have had the right to receive a portion of such quantitative bonus, a target achievement goal where he would have had have the right to receive the target amount ($175,000), and an overachievement goal where he would have the right to receive the maximum incentive amount ($350,000) of the quantitative bonus.

The bonus opportunity provided to Mr. Kent under the Kent Agreement is on substantially the same terms as the Estill Agreement. Pursuant to the Kent Agreement, Mr. Kent will be eligible to receive a total annual bonus consisting of a quantitative bonus and a qualitative bonus in an amount up to an aggregate of 100% of his base salary, with a target bonus in an amount up to an aggregate 50% of his base salary.

º	Any quantitative bonus will be in amount up to 70% of Mr. Kent’s Base Salary (i.e. $297,500) (the “Maximum Quantitative Bonus”). The amount of the quantitative bonus will be calculated based on reaching a minimum achievement goal (the “Minimum”), at which level he shall begin to have the right to receive a portion of such quantitative bonus, a target achievement goal (the “Target”), where he shall have the right to receive one-half of the Maximum Quantitative Bonus ($148,750), and an overachievement goal (the “Maximum”), where he shall have the right to receive the maximum incentive amount of the Maximum Quantitative Bonus. For the Company’s fiscal year ending February 28, 2011 (“Fiscal 2011”), the quantitative bonus will be calculated based on the Company’s achievement of certain levels of pre-tax income. The quantitative bonus payable to Mr. Kent shall be calculated, based on actual results reported by the Company in respect of Fiscal 2011, prorated on a straight-line basis between the Minimum and the Target, or the Target and the Maximum, as applicable.
º	Any qualitative bonus shall be in an amount up to 30% of Mr. Kent’s Base Salary (i.e., $127,500), with a target bonus in an amount equal to 15% of Mr. Kent’s Base Salary (i.e., $63,750). The qualitative bonus amount will be such amount as the Board and the Compensation Committee shall determine in their sole and absolute discretion. All or any portion of the qualitative bonus may be paid in the form of stock in the sole and absolute discretion of the Board and Compensation Committee.

According to the Company’s outside compensation consulting firm, the Company’s cash compensation payable to Mr. Kent is in a range comparable to chief executive officer compensation among its peer companies.

Perquisites

In addition to base salaries and annual bonus opportunities, Nu Horizons provides the Named Officers with certain perquisites and personal benefits, including automobile-related expenses and medical benefits. We believe that certain perquisites and personal benefits are often a tax-advantaged way to provide the Named Officers with additional annual compensation that supplements their base salaries and bonus opportunities. When determining each Named Officer’s base salary, we take the value of each Named Officer’s perquisites and personal benefits into consideration.

The perquisites and personal benefits paid to each Named Officer in fiscal 2010 are reported in the column titled “All Other Compensation” of the Summary Compensation Table below, and are further described in footnote (3) to the Summary Compensation Table.

Equity-Based Compensation

Nu Horizons’ policy is that the Named Officers’ long-term compensation should be directly linked to the value provided to stockholders of Nu Horizons common stock. Accordingly, the Compensation Committee grants equity awards designed to reward our executives for assisting the Company in achieving its long-term objectives, link an increase in stockholder value to compensation and induce our executives to remain in our employ over the vesting period of the award. Grants of stock incentives have consistently been a part of Nu Horizons’ executive compensation program. See “Stock Option and Benefit Plans” for a description of the terms of Nu Horizons’ current stock incentive plans.

During fiscal 2010, the Compensation Committee made awards of an aggregate 41,000 shares of restricted stock to all employees, 10,000 of which were awarded to the Named Officers, specifically to Mr. Freudenberg. The Compensation Committee made awards of options to purchase an aggregate 375,000 shares (excluding 60,000 to outside directors), 360,000 of which were awarded to the Named Officers, specifically to Mr. Estill in order to induce him to become our Chief Executive Officer, which options were cancelled upon the termination of his employment. The Compensation Committee believes that the use of these awards encourages executives to continue to use their best professional skills and to remain in Nu Horizons’ employ. Historically, options granted by Nu Horizons under the Company’s stock incentive plans generally vest over varying periods of two to four years. The life of the options is generally ten years. Grants of restricted stock generally vest over a period of five or seven years, with accelerated vesting upon the achievement of certain performance milestones. In reviewing the form of stock compensation (i.e., stock options v. restricted stock) granted to any of the Named Officers, the Compensation Committee will consider a variety of important administrative and technical factors, including (but not limited to): (1) the overall availability of shares under the stock compensation plan; (2) the dilution effects of shares granted under the plan; (3) the number of stock options and restricted shares currently outstanding under the current plan and all previous plans (individually and in the aggregate); (4) the number of options or restricted shares previously vested and/or exercised (individually and in the aggregate); (5) the overall compensation expense and current accounting impact of any past or future grants; and (6) the applicable tax implications of any such grant to both the employee and the Company. When considering equity grants, the Compensation Committee considers each Named Officer’s responsibilities, his performance during the prior year, his expected future contribution to Nu Horizons’ performance and, for certain Named Officers, competitive data on grant values at comparable companies.

Retirement Benefits and Deferred Compensation Opportunities

On December 1, 2004, our Board of Directors approved the adoption of the Nu Horizons Executive Retirement Plan (as amended to date, the “Retirement Plan”). The Board of Directors adopted the Retirement Plan to enable Nu Horizons to provide an unfunded retirement benefit to certain executive employees of Nu Horizons and its subsidiaries upon such executive’s Retirement (as defined in the Retirement Plan). At the time the Board of Directors approved the Retirement Plan, it determined that the participation of each of Messrs. Nadata and Schuster, each a Founder (as defined in the Retirement Plan), would be contingent upon the execution and delivery by each of them of an amendment to their respective employment agreements, which amendment would provide that a termination of employment other than for death, disability or cause would be a “Retirement” under the Retirement Plan. As a result, the “Effective Date” of the Retirement Plan is March 28, 2005, the date of such execution and delivery. Pursuant to the Retirement Plan, upon his Retirement, each of Messrs. Nadata and Schuster will be entitled to receive for five calendar years an annual cash benefit in an amount determined by the number of years of service he has provided to the Company, ranging from a minimum of $310,000 for 20 years of service to a maximum of approximately $393,000 for 25 or more years of service. Based on their current years of service, each of them will be entitled to receive the maximum cash benefit.

In addition, in the event that the employment of either Mr. Nadata or Schuster is terminated without “Cause” (as defined in the Nadata Agreement and the Schuster Agreement, respectively), (A) he shall be entitled to retain certain life insurance policies purchased for his benefit pursuant to his respective employment agreement and assume the obligations thereunder; (B) he shall be entitled to retain any long-term care policies purchased for his benefit and assume the obligations thereunder; and (C) he and the Company shall enter into a consulting agreement. Pursuant to such consulting agreement, each of Messrs. Nadata and Schuster shall serve as a consultant to the Company for a five-year period beginning upon his termination other than for Cause, in exchange for which he and his spouse shall be entitled to medical benefits plus consulting fees in an amount sufficient to reimburse the executive for the income taxes payable in respect of a portion of such benefits or for the cost of such benefits under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as applicable.

Deferred compensation, through both employer and employee contributions to the Nu Horizons 401(k) plan, is a tax-advantaged means of providing the Named Officers with additional compensation that supplements their base salaries and bonus opportunities.

Severance and Other Benefits Upon Termination of Employment

Nu Horizons’ policy is to provide certain Named Officers with certain payments in the event of the termination of their employment prior to the end of their current employment term due to death, disability or other than for “Cause.” Nu Horizons selected such events because they are standard termination triggers in employment contracts. Nu Horizons has determined that its failure to provide such standard termination provisions would adversely affect its ability to achieve its compensation objectives.

Please see the “Potential Payments Upon Termination or Change-in-Control” section below for a description of the potential payments that may be made to Named Officers in connection with their termination of employment or a Change in Control.

Stock Ownership Guidelines

The Company does not have formal guidelines for the amount of officer and director stock ownership.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits the deductibility by Nu Horizons of cash compensation in excess of $1 million paid to each of the Chief Executive Officer and the four highest compensated executive officers during any taxable year, unless such compensation meets certain requirements. Base compensation paid to executive officers for fiscal 2010 was within the $1 million Section 162(m) threshold and should therefore be deductible by Nu Horizons.

Stock options and restricted stock granted under Nu Horizons’ existing plans, the formulaic portion of the cash bonus paid to Messrs. Nadata and Schuster and the bonus payable to Mr. Estill were intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. In addition, with respect to future fiscal years, it is anticipated that the Compensation Committee will establish targets for the payment of the quantitative bonuses within 90 days after the commencement of the fiscal year to which the bonus relates and, accordingly, the formulaic portion of the bonuses payable to Messrs. Schuster and Kent will also comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, Nu Horizons should be allowed to deduct compensation related to options granted under each of these plans and the formula portion of the cash bonuses.

The Nadata Agreement and Schuster Agreement have contained tax gross-up provisions since 1996, the time that Company first entered into those agreements. However, the Committee’s current policy is that executives should be responsible for the taxes payable by them with respect to their compensation. In unusual circumstances where the Compensation Committee believes that accommodations have to be made to recruit a new executive to the Company, reimbursement for taxes payable may be included in contracts; but even in those circumstances, the “gross ups” will be limited to payments triggered by both a change in control and termination of employment and will be subject to a three-year sunset provision.

Compensation Committee Report

Nu Horizons’ Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the non-employee directors named at the end of this report, each of whom is independent as defined by NASDAQ Rule 5605(a)(2). The Compensation Committee has reviewed and discussed with management the disclosure contained in this Compensation Discussion and Analysis. Based upon this review and our discussions, the Nu Horizons’ Compensation Committee recommended to its Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and, by incorporation, Nu Horizons’ Annual Report on Form 10-K.

Compensation Committee of the Board of Directors Herbert M. Gardner, Chairman Steven J. Bilodeau Dominic A. Polimeni David Siegel

Compensation Committee Interlocks and Insider Participation

Messrs. Gardner, Bilodeau, Polimeni and Siegel were members of the Compensation Committee during fiscal 2010. No member of the Compensation Committee during such fiscal year is or has been a former or current officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during the fiscal year ended February 28, 2010.

Compensation of Named Officers

The Summary Compensation Table should be read in connection with the tables and narrative descriptions that follow. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards.

As set forth on the following tables, compensation for (i) Messrs. Smith and Mussmacher reflects their employment for the entire fiscal year; they were appointed as executive officers January 5, 2010, and (ii) Mr. Estill reflects his employment as Chief Executive Officer for the period from June 1, 2009 through August 3, 2009. No Named Officer who also serves as director received any additional compensation for his service as director during fiscal 2010.

The discussion of the potential payments due upon a termination of employment or change in control, below, is intended to further explain the potential future payments that are, or may become, payable to our Named Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards(2) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Arthur Nadata, Chairman of the Board(4)	2010	270,256	—	—	—	535,058	42,983	848,297
	2009	313,181	—	—	—	411,878	56,519	781,578
	2008	343,185	119,780	—	—	430,223	51,352	944,540
Kurt Freudenberg, Executive VP Finance and CFO	2010	329,175	—	—	39,600	—	—	368,775
	2009	277,798	80,000	49,030	—	—	—	406,828
	2008	259,230	87,500	—	270,750	—	—	617,480
Richard S. Schuster, Senior Executive VP and COO(5)	2010	285,045	—	—	—	293,938	25,101	604,084
	2009	334,886	—	—	—	304,401	28,690	667,977
	2008	367,149	119,780	—	—	54,187	25,140	566,256
Kent Smith Executive VP — Worldwide Sales and Marketing(6)	2010	297,553	—	—	42,900	—	—	340,453
Stephen Mussmacher Senior VP — Global Operations(6)	2010	192,375	—	—	—	—	—	192,375
James Estill Former President and CEO(7)	2010	65,288	—	—	—	—	227,000	292,288

(1)	Bonus amounts consist of (i) amounts paid to Messrs. Nadata and Schuster in fiscal 2008 in accordance with the terms of the Nadata Agreement and Schuster Agreement, respectively, and (ii) discretionary bonus paid to Mr. Freudenberg.
(2)	Represents fair value on the date of grant.
(3)	The amounts disclosed in this column include our contributions on behalf of the Named Officer to the 401(k) retirement plan in amounts equal to a maximum of 1% of the Named Officer’s annual salary and, for Messrs. Nadata and Schuster, contributions to life insurance policies where Nu Horizons is not the beneficiary, and the cost to us of the non-business use of Company automobiles used by the Named Officers.
(4)	From June 1, 2009 through May 2, 2010, Mr. Nadata served as our Executive Chairman of the Board and, from August 3, 2009, as interim Chief Executive Officer. Until May 30, 2009, Mr. Nadata served as our Chairman of the Board and Chief Executive Officer. Effective May 3, 2010, Mr. Nadata became our non-executive Chairman of the Board.
(5)	Effective June 1, 2009, Mr. Schuster became our Senior Executive Vice President and ceased to serve as our President. However, Mr. Schuster retained his position as the Company’s Chief Operating Officer.
(6)	Messrs. Smith and Mussmacher became executive officers on January 5, 2010.
(7)	Mr. Estill ceased to be employed by us on August 3, 2009. As a result, the compensation set forth for fiscal 2010 in the table above reflects compensation earned by or paid to Mr. Estill for his service as an executive officer and employee and payments of $225,000 received pursuant to the terms of the Estill Agreement, consisting of a lump sum severance payment of $175,000 and $50,000 in relocation expenses.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

		Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards $
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Arthur Nadata, Chairman of the Board	—	—	—	—	—
Kurt Freudenberg, Executive VP – Finance and CFO	9/14/09	—	10,000(1)	—	$39,600
Richard S. Schuster, Senior Executive VP and COO	—	—	—	—	—
Kent Smith Executive VP – Worldwide Sales and Marketing	11/10/09	—	10,000(1)	—	$42,900
Stephen Mussmacher, Senior VP – Global Operations	—	—	—	—	—
James Estill, Former President and Chief Executive Officer	—	—	—	—	—

(1)	Shares of restricted stock granted under the 2002 Key Employee Stock Incentive Plan, which vest ratably over a five-year period, except that the rights to those shares shall accelerate: (A) at such time as the Company has cumulative diluted earnings per share of $1.00, the rights to two-thirds of the restricted shares shall vest, and (B) after two years, at such time as the Company has cumulative diluted earnings per share of $1.65, the rights to the remaining one-third of the restricted shares shall vest.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Arthur Nadata, Chairman of the Board						—	—	50,000	$217,500
	150,000	0	0	$6.17	9/24/12
	90,000	0	0	$6.17	9/24/12
Kurt Freudenberg, Executive VP – Finance and CFO	6,250	18,750	0	$4.69	8/5/18
						—	—	8,574	$37,297
						—	—	10,716	$46,615
						—	—	10,716	$46,615
						—	—	10,000	$43,500
Richard S. Schuster, Senior Executive VP and COO						—	—	50,000	$217,500
	150,000	0	0	$6.17	9/24/12
	60,000	0	0	$6.17	9/24/12
Kent Smith, Executive VP – Worldwide Sales and Marketing	5,000	0	0	$10.02	5/4/14
	2,500	0	0	$6.08	5/9/15
	2,500	0	0	$7.97	10/3/15
	3,750	11,250	0	$1.52	2/6/19
						—	—	7,144	$31,076
						—	—	6,429	$27,966
						—	—	10,000	$43,500
Stephen Mussmacher, Senior VP – Global Operations	2,000	0	0	$9.88	12/7/10
	5,000	0	0	$10.02	5/4/14
	2,000	0	0	$7.97	10/3/15
	1,250	3,750	0	$1.52	2/6/19
						—	—	3,572	$15,538
						—	—	4,286	$18,644
						—	—	2,858	$12,432
James Estill Former President and Chief Executive Officer	0	0	0	—	—	—	—	—	—

(1)	Restricted Shares granted to Named Officers shall vest, in the case of Messrs. Nadata and Schuster, at the end of a five-year period. In the case of Messrs. Freudenberg, Smith and Mussmacher, Restricted Shares vest as follows: (i) those granted prior to fiscal 2010 vest ratably over a seven-year period, except that the rights to such shares shall accelerate, as follows: (A) at such time as the Company has cumulative diluted earnings per share of $1.80, the rights to two-thirds of the restricted shares shall vest, and (B) after two years, at such time as the Company has cumulative diluted earnings per share of $3.05, the rights to the remaining one-third of the restricted shares shall vest and (ii) those granted in fiscal 2010 vest ratably over a five-year period, except that the rights to those shares shall accelerate: (A) at such time as the Company has cumulative diluted earnings per share of $1.00, the rights to two-thirds of the restricted shares shall vest, and (B) after two years, at such time as the Company has cumulative diluted earnings per share of $1.65, the rights to the remaining one-third of the restricted shares shall vest.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Arthur Nadata, Chairman of the Board	—	—	—	—
Kurt Freudenberg, Executive VP – Finance and CFO	—	—	6,426	$22,511
Richard S. Schuster, Senior Executive VP and COO	—	—	—	—
Kent Smith, Executive VP – Worldwide Sales and Marketing	—	—	3,642	$9,848
Stephen Mussmacher, Senior VP – Global Operations	—	—	2,142	$5,868
James Estill, Former President and CEO	—	—	—	—

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Arthur Nadata, Chairman of the Board	Executive Retirement Plan	25	1,875,871	0
Kurt Freudenberg, Executive VP – Finance and CFO	—	—	—	—
Richard S. Schuster, Senior Executive VP and COO	Executive Retirement Plan	25	1,218,248	0
Kent Smith, Executive VP – Worldwide Sales and Marketing	—	—	—	—
Stephen Mussmacher, Senior VP – Global Operations	—	—	—	—
James Estill Former President and Chief Executive Officer	—	—	—	—

Pursuant to the terms of the Retirement Plan, we will provide an unfunded retirement benefit to each of Messrs. Nadata and Schuster upon his retirement. Upon his retirement, each executive will be entitled to receive for five calendar years an annual cash benefit in an amount determined by the number of years of service he has provided to the Company, ranging from a minimum of $310,000 for 20 years of service to a maximum of approximately $393,000 for 25 or more years of service. During the time that he is receiving payments under the Retirement Plan, the executive is prohibited from (i) rendering any services, whether as officer, employee or consultant, to any competitor of the Company without the prior written approval of the Board, (ii) soliciting any customer of the Company to cease purchasing goods or services from the Company or to become a customer of any competitor of the Company, and (iii) soliciting any employee of the Company to leave the employ of the Company or to become an employee of any competitor of the Company. Based on their current years of service, each of them will be entitled to receive the maximum cash benefit. The computation in the table above reflects the payment of five years salary at the present value assuming a retirement date of May 1, 2010 for Mr. Nadata and July 1, 2012 for Mr. Schuster. None of Messrs. Freudenberg, Smith, Mussmacher or Estill is or was a participant in the Retirement Plan.

In addition to payments under the Retirement Plan, pursuant to the Nadata Agreement and the Schuster Agreement, upon each such executive’s retirement, he and the Company shall enter into a consulting agreement pursuant to which he shall serve as a consultant to the Company for a five-year period beginning upon his retirement in exchange for which he and his spouse shall be entitled to either medical and dental benefits, plus consulting fees in an amount sufficient to pay a portion of the income taxes payable in respect to such benefits or medical and dental benefits under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), at the Company’s expense. See “Potential Payments Upon Termination or Change-in-Control — Severance Provisions of Employment and Other Agreements.” The present value of such medical benefits, assuming retirement in May 2010, is $102,000 for Mr. Nadata and, assuming retirement in July 2012, is $34,000 for Mr. Schuster.

NON QUALIFIED DEFERRED COMPENSATION

The Company made no contributions pursuant to any non-qualified deferred compensation plan during fiscal 2010.

Potential Payments Upon Termination or Change-in-Control

Severance Provisions of Employment and Other Agreements

The Schuster Agreement provides that Mr. Schuster or his estate, as the case may be, is entitled to the following on the termination of Mr. Schuster’s employment:

•	Due to death or Disability (as defined in the Schuster Agreement), payment of salary and bonus for a five (5) year period based on the salary and bonus paid for the last completed fiscal year.
•	For Cause (as defined in the Schuster Agreement), payment of base salary and participation in employee benefit plans through the date of termination.
•	Without Cause (as defined in the Schuster Agreement), the right to retain and assume obligations with respect to a life insurance policy and long-term care policies and to enter into a consulting agreement with the Company which provides that he will serve as a consultant for a five-year period in exchange for medical benefits for him and his spouse plus reimbursement for income taxes payable in respect of a portion of such benefits.
•	Termination other than for death, Disability or cause, shall be deemed to be a “Retirement” under the Retirement Plan. See “Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Retirement Benefits and Deferred Compensation Opportunities” and “Pension Benefits” above.
•	Termination within six months following a Change in Control (as defined in the Schuster Agreement), a lump sum payment equal to three times the average total annual compensation paid to him with respect to the five fiscal years prior to the Change in Control, minus $100.
•	Additionally, Mr. Schuster is entitled to receive a tax gross-up payment to cover any excise tax due under Section 4999 of the Internal Revenue Code.

During fiscal 2010, Mr. Nadata was entitled to the same benefits described above. However, following the execution of the Transition Agreement, effective in fiscal 2011, Mr. Nadata or his estate, as the case may be, is entitled to the following in the event that he ceases to provide services to the Company:

•	Disability, other separation from service (each as defined in the Internal Revenue Code Section 409A) or death, are deemed to be a “Retirement” under the Retirement Plan. See “Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Retirement Benefits and Deferred Compensation Opportunities” and “Pension Benefits” above.

•	For Cause (as defined in the Nadata Agreement), payment of amounts earned but unpaid as of the date of termination.
•	Without Cause (as defined in the Nadata Agreement), the right to retain and assume obligations with respect to a life insurance policy and long-term care policies and to enter into a consulting agreement with the Company which provides that he will serve as a consultant for a five-year period in exchange for either (i) medical benefits under the Company’s medical and dental plans plus reimbursement for the income taxes payable in respect of a portion of such benefits or (ii) if he is unable to participate in such plans, medical and dental coverage under COBRA, at the Company’s expense.

The tax gross-up provisions have been included in the Nadata Agreement and Schuster Agreement since 1996, at the time that Company first entered into those agreements. The Company has not included similar provisions in any recent change-in-control agreements and, in fact, the Compensation Committee has established a general policy against providing tax gross-ups to executives.

The Company has entered into change-in-control agreements with each of Messrs. Freudenberg, Smith and Mussmacher. The agreement with Mr. Freudenberg provides that if Mr. Freudenberg terminates his employment for “Good Reason” or Nu Horizons terminates his employment, in either case, within one year following a Change in Control (as defined in the agreement), he is entitled to receive a lump sum payment equal to the amount of his base salary in effect at the time of such event, plus a pro-rata portion of his annual bonus, based on the bonus paid to him for the immediately preceding fiscal year. The agreements with Messrs. Smith and Mussmacher provide that if employment is terminated by the Company within one year following a Change in Control (as defined in the agreement), he is entitled to receive an amount equal to the average of the base salary paid to him for the three preceding fiscal years, payable ratably over a twelve-month period commencing on the termination date.

The Estill Agreement provided that if the Company terminated the agreement without “Cause” or if Mr. Estill terminated the Estill Agreement for “Good Reason” (in each case as defined in the Estill Agreement), Mr. Estill was entitled to receive (i) his base salary through the date of termination, (ii) any earned but unused vacation, (iii) any unreimbursed expenses properly incurred prior to the last day of work, and (iv) severance pay equal to six months’ of his initial base salary, payable over such six-month period. In addition, if employment was terminated by the Company other than “for cause” on or before June 1, 2010, the Company was also required to reimburse Mr. Estill for his actual expenses in an amount not to exceed $50,000 in connection with his physical relocation to Canada, together with real estate commissions and legal expenses actually incurred by him in connection with the sale of his home in an amount not to exceed $50,000. In connection with the termination of Mr. Estill’s employment, in lieu of payments over time, the Company made a lump sum severance payment to Mr. Estill of an aggregate $225,000, which is the total of the payments to which he was entitled under the Estill Agreement.

The Kent Agreement provides that in the event that the Company terminates Mr. Kent’s employment on or before May 3, 2011, the Company shall reimburse Mr. Kent for certain relocation expenses in connection with his physical relocation to the United Kingdom in an amount not to exceed an aggregate $100,000. In the event that the Company terminates his employment at any time during the term of employment other than “for cause” (as defined in the Kent Agreement), Mr. Kent is entitled to receive his base salary and benefits through the date of termination. The Kent Agreement does not provide for a separate benefit in the event of a termination following a change-in-control.

Estimation of Benefits on Termination or Change-in-Control

Set forth below is an estimation of the benefits payable to each of the Named Officers serving during fiscal 2010 assuming that such officer’s employment was terminated within six months of a change-in-control of the Company and that the event triggering such payment occurred on February 28, 2010.

Change-in-Control

Name	Estimated Total Value of Cash Payments
Arthur Nadata	$1,866,382
Richard Schuster	$1,594,656
Kurt Freudenberg	$360,000
Kent Smith	$219,755
Stephen Mussmacher	$216,517
James Estill	$0
Other Termination

In the event of a termination of the employment of Messrs. Nadata or Schuster other than following a change-in-control or for “cause,” each of them would be entitled to receive payments pursuant to the Retirement Plan and shall be entitled to enter into a consulting agreement pursuant to which he shall serve as a consultant for a five-year period, and he and his spouse shall be entitled to either medical and dental benefits plus consulting fees in an amount sufficient to pay a portion of the income taxes payable in respect of such benefits or medical and dental benefits under COBRA, at the Company’s expense (see “Pension Benefits,” above).

For a description of material conditions or obligations relating to the receipt of payments or benefits, see “Potential Payments Upon Termination or Changes-in-Control” above.

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. As discussed above in the Compensation Discussion and Analysis, our Compensation Committee reviewed our policies and practices for executive officers. The Compensation Discussion and Analysis further identifies the features of our executive compensation program that mitigate the potential for inappropriate or excessive risk-taking by executive officers. The Committee also reviewed an internal assessment conducted by our management regarding our compensation policies and practices for employees other than our executive officers and noted several features of our compensation program for employees that reduce the likelihood of excessive risk-taking: pay is structured to include both fixed (salary) and variable compensation (bonus and equity), with a primary emphasis on fixed compensation; only a small number of employees receive bonuses, which are based on income targets and, commencing in fiscal 2011, are subject to certain agreed to maximums; long-term incentives are granted as equity that vests over multiple years; compensation decisions for employees are subject to review at multiple levels in the Company, including individual managers, business unit management, human resources, and corporate finance; and the existence of our corporate-wide ethics and compliance program.

EQUITY PLANS

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans as of February 28, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders	944,500	$8.10	1,240,021
Equity compensation plans not approved by security holders(1)	749,473	$4.71	33,500
Total	1,693,973	$6.60	1,273,521

(1)	For a description of the material terms of the equity compensation plans that were not approved by the Company’s stockholders, see “Stock Option and Benefit Plans” below.

Stock Option and Benefit Plans

We currently have six stock incentive plans under which there are outstanding awards — the 1998 Stock Option Plan, the 2000 Stock Option Plan, the 2000 Key Employee Stock Option Plan, the 2000 Outside Directors’ Stock Option Plan, the 2002 Key Employee Stock Incentive Plan and the 2002 Outside Directors’ Stock Option Plan. The plans were designed to strengthen our ability to attract and retain in our employ persons of training, experience and ability and to furnish additional incentives to officers, employees, consultants and directors. Options granted under our plans vest as determined at the time of grant by the Board of Directors or the Compensation Committee, other than the 2000 Outside Directors’ Stock Option Plan and the 2002 Outside Directors’ Stock Option Plan under which options vest over a period of two years. The term of each option is generally ten years and is determined at the time of grant by the Board of Directors or the Compensation Committee. The purchase price of the shares of common stock subject to each option granted is not less than 100% of the fair market value of our common stock at the date of grant. In addition, we may issue shares of restricted stock under the 2002 Key Employee Stock Incentive Plan. Shares of restricted stock may be issued either alone, in addition to, or in tandem with, other awards granted under the 2002 Key Employee Stock Incentive Plan and/or cash awards made outside of the 2002 Key Employee Stock Incentive Plan. The Compensation Committee may determine the duration of the restriction period, during which a participant is restricted from selling, transferring, pledging or assigning the shares of stock that are the subject of the award. The restriction period will generally lapse over a period of five to seven years, during which period the continued service of the participant in good standing is required. The Compensation Committee is required to condition any lapse of a restriction period or early vesting of the right to receive restricted stock upon the attainment of specified performance goals as determined by them at the time of grant, including performance goals such as cumulative earnings per share or average return on equity. The Compensation Committee may also condition the vesting of restricted stock on such other factors as the Committee may determine, in its sole discretion. Within these limits, the Compensation Committee may also provide for the lapse of the restriction period in installments.

All of our stock plans, other than the 2000 and 2002 Outside Directors’ Stock Option Plans, provide that the Compensation Committee may adjust the number of shares under outstanding awards and for which future awards may be granted in the event of reorganization, stock split, reverse split, stock dividend, exchange or combination of shares, merger or any other change in capitalization. The 2000 and 2002 Outside Director Plans provide for an automatic adjustment in the event of such a change in capitalization. The participants in these plans are officers, directors and employees of, or consultants to, the Company and its subsidiaries or affiliates, except that our executive officers and directors are not eligible to participate in the 2000 Stock Option Plan and only non-employee directors (of which there will be six on the date of the 2010 Annual

Meeting) received or are eligible to receive grants under the 2000 Outside Directors’ Stock Option Plan and the 2002 Outside Directors’ Stock Option Plan. Except for the 1998 Stock Option Plan and the 2000 Stock Option Plan, all of our equity incentive plans were submitted to and approved by stockholders.

Options Exercisable By Plans

The following table sets forth information regarding our equity plans and other outstanding convertible securities as of February 28, 2010:

Name of Plan	Options Outstanding But Not Yet Exercised at February 28, 2010	Shares Issuable for Exercisable Options at February 28, 2010	Average Exercise Prices of Outstanding Options	Shares Available for Grant at February 28, 2010
1998 Stock Option Plan	5,000	5,000	$6.08	—	(1)
2000 Stock Option Plan	100,500	100,500	$9.42	33,500
2000 Outside Directors’ Stock Option Plan	165,000	165,000	$10.16	—
2000 Key Employee Stock Option Plan	150,000	150,000	$6.17	415,000
2002 Outside Directors’ Stock Option Plan	345,000	275,000	$9.67	105,000
2002 Key Employee Stock Incentive Plan	831,741	354,500	$6.73	720,021

(1)	The 1998 Stock Option Plan expired on April 28, 2008.

2010 Outside Director Compensation

DIRECTOR COMPENSATION FOR FISCAL 2010

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Steven J. Bilodeau	$47,250	$38,514	—	—	—	$85,764
Herbert M. Gardner	$83,880	$38,514	—	—	—	$122,394
Martin Novick	$64,080	$38,514	—	—	—	$102,594
Dominic A. Polimeni	$88,980	$38,514	—	—	—	$127,494
David Siegel	$70,560	$38,514	—	—	—	$109,074

(1)	Options granted during fiscal 2010 pursuant to the automatic grant provisions (15,000 shares annually for each director) of the 2002 Outside Directors’ Stock Option Plan at a price of approximately $2.57 per share, the fair value on the date of grant based on the Black-Scholes valuation model.
(2)	The option expense was calculated according to Financial Accounting Standards Board ASC Topic 718.

Until the elimination of the previously-implemented (January 2009) 10% salary reduction for employees and equivalent reduction in the compensation payable to the Company’s outside (non-employee) directors, the cash compensation payable to the outside directors is as follows:

•	the annual cash retainer payable for Company Board-level (as opposed to Committee-level) service will be $27,000;
•	the annual cash retainer payable to the chairman of the Audit Committee will be $10,800;
•	the annual cash retainer payable to the chairman of the Compensation Committee will be $8,100;
•	the annual cash compensation payable to the chairman of the Corporate Governance Committee will be $6,300; and

•	the annual cash retainer payable to the Lead Independent Director will be $10,800.

The per-meeting fees payable to the outside directors are as follows:

•	for in-person Board of Directors meetings, $1,440;
•	for in-person Committee meetings, $1,080; and
•	for telephonic meetings of the Board of Directors or a Committee lasting less than one hour, an amount equal to 50% of the per meeting for a Board of Directors or Committee meeting, as applicable; and
•	on and after February 1, 2010, the Chairman of the Joint Special Committee shall be paid additional compensation at the rate of $150 per hour in recognition of his increased responsibilities in connection with the search for a new chief executive officer.

In addition, if and when a Special Committee is needed, the amount of the compensation payable to the members of such Committee will be: $4,500 per month for the chairman; $2,250 per month for the vice-chairman; and $1,800 per meeting for all members of the Special Committee. The additional compensation will be discontinued when any Special Committee project is suspended or concluded.

Upon the elimination of the salary reduction for employees, our non-employee directors will receive fees as follows:

•	the annual cash retainer payable for Board-level (as opposed to Committee-level) service will be $30,000;
•	an annual cash retainer payable to the chairman of the Audit Committee will be $12,000;
•	an annual cash retainer payable to the chairman of the Compensation Committee will be $9,000;
•	an annual cash retainer payable to the chairman of the Corporate Governance Committee will be $7,000;
•	the annual cash retainer payable to the Lead Independent Director will be $12,000;
•	the amount of the per-meeting fee for in-person Board of Directors meetings will be $1,600;
•	the amount of the per-meeting fee for in-person Committee meetings will be $1,200;
•	the amount of the per-meeting fee payable for telephonic meetings of the Board of Directors or a Committee lasting one hour or less is 50% of the per-meeting fee for a Board of Directors or Committee meeting, as applicable; and
•	in the event that the Company determines that it is advisable to establish a Special Committee, if and when such a Committee is needed, additional compensation is paid at the rate of $5,000 per month for the Special Committee Chairman, $2,500 per month for the Special Committee Vice-Chairman, and $2,000 per meeting for all members of the Special Committee. The additional compensation will be discontinued when any Special Committee project is suspended or concluded.

Employee Stock Ownership Plan

In January 1987, we adopted an Employee Stock Ownership Plan (“ESOP” or “Plan”) that covers substantially all of our employees. The ESOP is managed by two trustees, Messrs. Nadata and Schuster (the “Trustees”), who vote the securities held by the Plan (other than securities of the Company which have been allocated to employees’ accounts). Currently, all securities held by the Plan have been allocated to employees’ accounts.

The annual contributions to the Plan are to be in such amounts as the Board of Directors in its sole discretion shall determine. Each employee who participates in the Plan has a separate account and the annual contribution by us to an employee’s account is not permitted to exceed the lesser of $49,000 (for 2009 and 2010, or such other limit as may be the maximum permissible pursuant to the provisions of Section 415 of the Internal Revenue Code and Regulations issued thereunder) or 100% of such employee’s annual compensation, as defined under the Plan. No contributions are required of, nor shall any be accepted from, any employee.

All contributions to the Plan are invested in our securities (except for temporary investments), the Trustees having the right to purchase our securities on behalf of employees. The Trustees are considered the stockholder for the purpose of exercising all owners’ and stockholders’ rights with respect to our securities held in the Plan, except for voting rights, which inure to the benefit of each employee who can vote all shares held in his account, even if said shares are not vested. Vesting is based upon an employee’s years of service, with employees generally becoming fully vested after six years. As required, participants who are at least age 55 with at least 10 years of participation in the Plan may elect to diversify a portion of their account. Diversification is offered to each eligible participant over a six-year period. In each of the first five years, a participant may diversify up to 25 percent of the number of post-1986 shares allocated to his or her account, less any shares previously diversified. In the sixth year, the percentage changes to 50 percent. Participants who elect to diversify can also receive a cash distribution.

Benefits are payable to employees at retirement or upon death, disability or termination of employment, with payments commencing no later than sixty days following the last day of the Plan year in which such event occurred. Subject to the right of the employee to demand payment in the form of our common stock, all benefits are payable in cash or in common stock, at the discretion of the Trustees.

The Trustees are empowered to borrow funds for the purpose of purchasing our securities. The securities so purchased are required to be held in an acquisition indebtedness account, to be released and made available for reallocation as principal is repaid. At February 28, 2010, there were no borrowings relative to the plan. At February 28, 2010, the ESOP owned 257,573 shares at an average price of approximately $3.45 per share. In April 2008, the Board of Directors approved a resolution to proceed with filing an application to terminate the ESOP, which application was filed in December 2008.

401(k) Savings Plan

We sponsor a retirement plan intended to be qualified under Section 401(k) of the Internal Revenue Code. All non-union employees over age 21 who have been employed by us for at least three months are eligible to participate in the plan. Employees may contribute to the plan on a tax-deferred basis up to 100% of their total annual salary, but in no event more than the maximum permitted by the Internal Revenue Code ($16,500 in calendar 2009 and 2010, and for employees age 50 or older, $22,000). Company contributions are discretionary. Effective with the plan year ended February 29, 2008, we elected to make matching contributions at the rate of $.25 per dollar contributed by each employee up to a maximum of 1% of an employee’s salary vesting at the cumulative rate of 20% per year of service starting one year after commencement of service and, accordingly, after five years of any employee’s service with us, our matching contributions are fully vested. Matching contributions by the Company were not made during fiscal 2010, as the Company halted the policy in November 2008 in connection with the Company’s current cost-savings measures. As of February 28, 2010, approximately 217 employees had elected to participate in the plan. For the fiscal year ended February 28, 2010, we contributed $0 to the plan.

FINANCIAL STATEMENTS

A copy of our Annual Report of Stockholders for the fiscal year ended February 28, 2010 has been provided to all stockholders as of June 14, 2010. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

ADDITIONAL INFORMATION

Cost of Solicitation

The cost of soliciting proxies in the accompanying form, estimated to be $60,000, has been or will be paid by us. In addition to solicitations by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and we may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, our officers and regular employees may request the return of proxies personally, by telephone or telegram. The extent to which this will be necessary depends entirely upon how promptly proxies are received, and stockholders are urged to send in their proxies without delay. MacKenzie Partners is assisting us with the solicitation of proxies for a fee of $8,000, plus out-of-pocket expenses.

Deadline for Submission of Stockholder Proposals for the 2011 Annual Meeting

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than February 14, 2011 to be included in the proxy statement for that meeting.

In addition, in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to the Secretary of our Company at our principal offices (i) if seeking to nominate directors, not later than April 30, 2011, nor earlier than March 31, 2011, or (ii) if not seeking to nominate directors, not later than March 31, 2011, nor earlier than March 1, 2011. If notice of any stockholder proposal is not received within these time periods, the notice shall be deemed ineffective and either the nomination shall be void or the business shall not be transacted. If the Board of Directors chooses to present a proposal submitted outside of these time periods at the 2011 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2011 Annual Meeting may exercise discretionary voting power with respect to such proposal.

A copy of the Annual Report has been mailed to every stockholder of record. The Annual Report is not considered proxy soliciting material.

By Order of the Board of Directors,

Richard S. Schuster
Secretary

Melville, New York
June 14, 2010

Exhibit “A”

NU HORIZONS ELECTRONICS CORP.
2010 OUTSIDE DIRECTORS’ STOCK INCENTIVE PLAN

ARTICLE I
PURPOSES

Nu Horizons Electronics Corp. hereby adopts and establishes the Nu Horizons Electronics Corp. (the “Company”) 2010 Outside Directors’ Stock Incentive Plan (the “Plan”) to attract and retain highly skilled individuals as directors of the Company, to provide additional incentive to the outside directors of the Company to serve as directors and to encourage their continued service on the board of directors of the Company. The Plan is intended to comply with Section 409A (as defined below), and to supplement any existing director stock option plan.

ARTICLE II
DEFINITIONS

The capitalized terms used in this Plan have the meanings set forth below, or as otherwise defined herein. Except when otherwise indicated by the context, reference to the masculine gender shall include the feminine gender and any term used in the singular shall also include the plural.

(a) “Affiliate” means (i) any Subsidiary of the Company, (ii) any entity or Person or group of Persons that, directly or through one or more intermediaries, is controlled by the Company and (iii) any entity or Person or group of Persons in which the Company has a significant equity interest, as determined by the Board.

(b) “Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(c) “Award” means any Option, award of Restricted Stock or Restricted Stock Units or Other Stock-Based Award granted under the Plan.

(d) “Board” or “Board of Directors” means the Board of Directors of the Company.

(e) “Change in Control” means a change of control of the Company, or in any person directly or indirectly controlling the Company, which shall mean:

(i)	a change in control as such term is presently defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended; or
(ii)	if any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or any “person” who on the date of this Agreement is a director or officer of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the voting power of the Company’s then outstanding securities; or
(iii)	if during any period of two (2) consecutive years during the term of this Plan, individuals who at the beginning of such period constitute the Board of Directors, cease for any reason to constitute at least a majority thereof.

Notwithstanding the foregoing or any provision of this Plan to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change of Control is a distribution event for purposes of such Award, the foregoing definition of Change in Control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as applicable, within the meaning of Treasury Regulation § 1.409A-3(i)(5).

(f) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute.

(g) “Disability” means the disability of a Participant (i) such that the Participant is considered disabled under any long term disability plan of the Company, or otherwise (ii) as determined by the Board.

(h) “Director” means a member of the Board of Directors of the Company.

(i) “Employee” means any person, including officers and Directors, employed by the Company or any Subsidiary of the Company. The payment of a Director’s fee or consulting fee by the Company shall not be sufficient in and of itself to constitute “employment” by the Company unless the Director and the Company agree that, as a result of payment of such fees in connection with services rendered, such Director should not be considered an Outside Director.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means, as of any date, the value of Stock determined as follows:

(i)	If the Common Stock is listed on any established stock exchange or national market system, including without limitation the Nasdaq National Market, the Fair Market Value of a Share of Common Stock shall be the closing sale price for such stock (or the closing bid, if no sales were reported), as quoted on such system or exchange (or, if more than one, on the exchange with the greatest volume of trading in the Company’s Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;
(ii)	If the Common Stock is quoted on Nasdaq (but not on the National Market) or regularly quoted by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high and low asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;
(iii)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(l) “Option” means a stock option to purchase Shares granted under Article VI.

(m) “Other Stock-Based Award” means any right granted under Article VIII.

(n) “Outside Director” means a Director who is not an Employee.

(o) “Participant” means an Outside Director to whom an Award has been made.

(p) “Person” means any individual, corporation, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

(q) “Plan” means this 2010 Outside Directors’ Stock Incentive Plan, as amended and in effect from time to time.

(r) “Restricted Stock” means any Share underlying an Award granted under Article VII.

(s) “Restricted Stock Unit” means a contractual right underlying an Award granted under Article VII that is denominated in Shares, which Unit represents a right to receive the value of a Share (or a percentage of such value, which percentage may be higher than 100%) upon the terms and conditions set forth in the Plan and the applicable Agreement.

(t) “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

(u) “Separation from Service” and “Separate from Service” shall mean the Participant’s death, retirement or other termination of directorship with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) or change in circumstances that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears.

(v) “Share” means a share of Stock.

(w) “Stock” means the common stock, $.0066 par value per share (as such par value may be adjusted from time to time), of the Company.

(x) “Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the Board, or other governing group having functions similar to a board of directors, as determined by the Board.

(y) “Successor” with respect to a Participant means the legal representative of an incompetent Participant and, if the Participant is deceased, the legal representative of the estate of the Participant or the person or persons who may, by bequest or inheritance, or under the terms of an Award or of forms submitted by the Participant to the Board, acquire the right to receive cash and/or Shares issuable in satisfaction of an Award.

ARTICLE III
ADMINISTRATION

The authority to control and manage the operation and administration of the Plan shall be vested in the Board.

(a) The Board shall have exclusive power to make Awards, to determine when and to whom Awards will be granted, the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards and, subject to the terms of the Plan, to cancel or suspend Awards. In making such Award determinations, the Board may take into account the Participant’s present and potential contribution to the Company’s success and such other factors as the Board deems relevant.

(b) Subject to Section 11(b) of the Plan, the Board may determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares or other Awards or other property, or canceled, forfeited or suspended.

(c) Subject to Section 11(b) of the Plan, the Board shall have the authority to interpret the Plan and any Award or Agreement made under the Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Plan, to determine the terms and provisions of any Agreements entered into hereunder (not inconsistent with the Plan), and to make all other determinations necessary or advisable for the administration of the Plan.

(d) The Board shall determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically, or at the election of the holder thereof, or by the Board.

(e) The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Board in the administration of the Plan, as described herein, shall be final, binding and conclusive.

(f) In controlling and managing the operation and administration of the Plan, the Board shall act by a majority of its then members, by meeting or by writing or email filed without a meeting. The Board shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Board may decide.

(g) Except to the extent prohibited by applicable law or regulation, the Board may allocate all or any portion of its responsibilities and powers to any one or more of its members. The Board may revoke any such allocation or delegation at any time.

(h) The Company and any Affiliate shall furnish the Board with such data and information as may be required for it to discharge its duties. The records of the Company and any Affiliate shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefit under the Plan must furnish the Board such evidence, data or information as the Board considers desirable to carry out the terms of the Plan.

(i) To the fullest extent permitted by law, each member and former member of the Board and each person to whom the Board delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

ARTICLE IV
SHARES AVAILABLE FOR AWARDS

(a) Subject to adjustment as provided in Section 4(e), the maximum number of Shares that may be delivered pursuant to Awards granted under the Plan is 255,000. Notwithstanding the foregoing and subject to adjustment as provided in Section 4(e), no Participant may receive Awards under this Plan in any calendar year that relate to more than 30,000 Shares.

(b) Any Shares subject to Awards shall be counted against the numerical limits of this Article IV as one share for every share subject thereto. To the extent that a Share that was subject to an Award that counted as one Share against the Plan reserve is recycled back into the Plan under paragraph (d) of this Article IV, the Plan shall be credited with one Share.

(c) Shares to be issued under the Plan may be made available from authorized but unissued Stock, Stock held by the Company in its treasury, or Stock purchased by the Company on the open market or otherwise. During the term of the Plan, the Company will at all times reserve and keep available the number of Shares that shall be sufficient to satisfy the requirements of the Plan.

(d) If any Shares covered by an Award or to which such an Award relates, terminate, lapse or are forfeited or cancelled, or such an Award is otherwise settled without the delivery of the full number of Shares underlying the Award, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture, termination, lapse, cancellation, etc., shall again be, or shall become available for issuance under the Plan; provided, however, that Shares (i) delivered in payment of the exercise price of an Option, (ii) not issued upon the net settlement or net exercise of stock appreciation rights, or (iii) delivered to or withheld by the Company to pay withholding taxes related to an Award, shall not become available again for issuance under this Plan.

(e) In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affecting the Shares, the Board shall make such provision as it shall consider appropriate for (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, including without limitation the individual limit set forth in Section 4(a), (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award shall always be a whole number. The determination of the Board shall be conclusive; provided, further, with respect to any Award subject to Section 409A, any such adjustment shall be authorized only to the extent that such adjustment would not cause the Award to fail to comply with Section 409A.

ARTICLE V
ELIGIBILITY

All Outside Directors are eligible to participate in this Plan and receive Awards hereunder.

ARTICLE VI
OPTIONS

(a) Unless otherwise provided by the Board at the time of the grant of an Award, and not inconsistent with the provisions of the Plan and subject to Section 11(b) of the Plan, the terms of each Option shall be as follows:

(i)	Each Option shall terminate, if not previously exercised or otherwise terminated, on a date ten (10) years after the date of grant.
(ii)	Each Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Articles IX and XII hereof.
(iii)	The exercise price per Share of each Option shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

(b) Any Option granted hereunder shall be exercisable at such times as are set forth in Section 6(a) above. An Option may not be exercised for a fraction of a Share. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 6(c) below. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the optionee as soon as practicable after exercise of the option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section (4)(e) of the Plan. Except as otherwise provided in Article IV, exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the option, by the number of Shares as to which the option is exercised.

(c) The consideration to be paid for the Shares to be issued upon exercise of an Option may consist of (i) cash, (ii) check, (iii) other shares of the Company’s Stock which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or (iv) consideration received by the Company under any cashless exercise program implemented by the Company in connection with the Plan.

(d) Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

ARTICLE VII
RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

The Board is hereby authorized to grant Awards of Restricted Stock and/or Restricted Stock Units to Participants.

(a) The Awards granted under this Article VII shall be subject to such restrictions as the Board may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock Awards or the right to receive any dividend, other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Board may deem appropriate. If the vesting conditions applicable to an Award of Restricted Stock or Restricted Stock Units relate exclusively to the passage of time and continued service as a director, the last vesting date of all or a portion of such Award shall occur no less than 36 months following the date of such Award, except that the foregoing restriction shall not apply to such Awards if they are issued in connection with the exercise of an Option or other Award hereunder.

(b) Any Award of Restricted Stock or Restricted Stock Units may be evidenced in such manner as the Board may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

ARTICLE VIII
OTHER STOCK-BASED AWARDS

The Board is hereby authorized to grant to Participants such other Awards (including, without limitation, stock appreciation rights and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Board to be consistent with the purposes of the Plan. Rights to dividends and dividend equivalents may not attach to Options or stock appreciations rights. Subject to the terms of the Plan, the Board shall determine the terms and conditions of such Awards. Notwithstanding the foregoing, the term of a stock appreciation right shall not exceed ten (10) years, and the exercise price for a stock appreciation right shall not be less than the Fair Market Value of a Share on the date of grant of such stock appreciation right. Shares or other securities delivered pursuant to a purchase right granted under this Article VIII shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Board shall determine, the value of which consideration, as established by the Board, shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

ARTICLE IX
TERMINATION OF DIRECTORSHIP

Except as otherwise provided in an applicable Agreement or determined by the Board and to the extent not inconsistent with Section 13(k) hereof, in case of termination of directorship, the following provisions shall apply:

(a) Termination of Status as a Director.  If an Outside Director ceases to serve as a Director, such Person may, but only within three (3) months after the date he/she ceases to be a Director of the Company, exercise any Option to the extent that he/she was entitled to exercise it at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its term has expired. To the extent that the Director was not entitled to exercise an Option at the date of such termination, or if he/she does not exercise such Option (which he/she was entitled to exercise) within the time specified herein, the Option shall terminate. All other Awards shall be payable in accordance with their terms.

(b) Disability of a Participant.  Notwithstanding the provisions of Section 9(a) above, in the event a Participant is unable to continue his/her service as a Director as a result of Disability, he/she may, but only within twelve (12) months from the date of termination, exercise any Option to the extent he/she was entitled to exercise it at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its term has expired. To the extent that he/she was not entitled to exercise the Option at the date of termination, or if he/she does not exercise such Option (which he/she was entitled to exercise) within the time specified herein, the Option shall terminate. All other Awards shall be payable in accordance with their terms.

(c) Death of Participant.  In the event of the death of a Participant during the term of an Option, the Option shall be exercisable to the extent it was exercisable at the date of termination, at any time within twelve (12) months following the date of death, by the Participant’s Successor. Notwithstanding the foregoing, in no event may the Option be exercised after its term has expired. All other Awards shall be payable in accordance with their terms.

ARTICLE X
DURATION

The Plan shall be effective as of May 20, 2010, subject to its approval by the stockholders of the Company. No Award shall be granted under the Plan after the tenth anniversary of the effective date. However, unless otherwise expressly provided in the Plan or in an applicable Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Board to administer the Plan and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

ARTICLE XI
AMENDMENT, MODIFICATION AND TERMINATION

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval (x) if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (y) if the proposed amendment will increase the number of Shares that may be issued under the Plan, modify the requirements for participation in the Plan, or increase benefits that have already accrued to Participants under the Plan or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Board may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations. Notwithstanding the foregoing or any provision of the Plan or an Award to the contrary, (i) the Board may at any time (without the consent of any Participant) modify or amend any or all of the provisions of the Plan or an Award to the extent necessary to conform the provisions of the Plan or an Award to comply with Section 409A, the regulations issued thereunder or an exception thereto, regardless of whether such modification or amendment of the Award shall adversely affect the rights of a Participant, and (ii) except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or stock appreciation rights or cancel outstanding Options or stock appreciation rights in exchange for cash, other Awards, Options or stock appreciation rights with an exercise price that is less than the exercise price of the original Award, without stockholder approval.

(b) The Board may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder or beneficiary of an Award, provided, however, that no such action shall impair the rights of a Participant or holder or beneficiary under any Award theretofore granted under the Plan. Notwithstanding the foregoing, the Board may not change the vesting schedule of previously-granted Awards without shareholder approval.

(c) With respect to Participants who reside or work outside the United States of America, the Board may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participant in order to conform such terms with the provisions of local law;

provided that such amendment or other modification shall not increase the total number of Shares reserved for purposes of the Plan without the approval of the shareholders of the Company.

(d) The Board shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, an event affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles), whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(e) To the extent not inconsistent with Section 13(k) hereof, in connection with an event described in Article XII or in Section 4(e), the Board may, in its discretion (i) cancel any or all outstanding Awards under the Plan in consideration for payment to the holder of each such cancelled Award of an amount equal to the portion of the consideration that would have been payable to such holder pursuant to such transaction if such Award had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the exercise price if any that would have been payable therefor, or (ii) if the net amount referred to in clause (i) would be negative, cancel such Award for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash and/or securities or other property in the Board’s discretion and to the extent applicable, must comply with Section 409A.

ARTICLE XII
CHANGE IN CONTROL, LIQUIDATION, MERGER OR ASSET SALE

(a) In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, outstanding Awards may be assumed or equivalent awards may be substituted by the successor corporation or a parent or subsidiary thereof (the “Successor Corporation”). If an Award is assumed or substituted for, the Award or equivalent award shall continue to be exercisable and/or payable as provided in the original terms thereof for so long as the Participant serves as a Director or a director of the Successor Corporation. Following such assumption or substitution, if the Participant’s status as a Director or director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation, all Awards shall become immediately and fully exercisable and payable. Thereafter, the Award shall remain exercisable and/or payable in accordance with the terms of this Plan. If the Successor Corporation does not assume an outstanding Award or substitute for it an equivalent award, all Awards shall become immediately and fully exercisable and payable. In such event with respect to Options, the Board shall notify the Participant that the Option shall be fully exercisable for a period of sixty (60) days from the date of such notice, and upon the expiration of such period, the Option shall terminate.

For the purposes of this Section 12(a), an Award shall be considered assumed if, following the merger or sale of assets, the new Award confers the right to purchase or receive consideration, for each Share of Stock or right subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

(b) In the event of a Change in Control, at the option of the Board, (i) all Awards outstanding on the date of such Change in Control shall become immediately and fully exercisable and payable, and (ii) a Participant will be permitted to surrender for cancellation within sixty (60) days after such Change in Control, any Option or portion of an Option which was granted more than six (6) months prior to the date of such surrender, to the extent not yet exercised, and to receive a cash payment in an amount equal to the excess, if any, of the Fair Market Value (on the date of surrender) of the Shares subject to the Option or portion thereof surrendered, over the aggregate purchase price for such Shares under the Option.

(c) In the event of a proposed dissolution or liquidation of the Company, all Awards shall become fully vested, exercisable and payable. To the extent an Option remains unexercised at the time of the dissolution or liquidation, the Option shall terminate.

ARTICLE XIII
MISCELLANEOUS

(a) Nothing in the Plan or in any Agreement shall confer upon any Participant the right to continue in the service or employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate or modify the employment or provision of service of the Participant with or without cause.

(b) The Company shall have a right to withhold from any payment of cash or Stock to a Participant or other person under the Plan an amount sufficient to cover any required withholding taxes, including the Participant’s social security and Medicare taxes (FICA) and Federal, state, local income tax or such other applicable taxes (“Taxes”) with respect to income arising from payment of the Award. The Company shall have the right to require the payment of any Taxes before issuing any Stock pursuant to the Award. The Board may, if it deems appropriate in the case of a Participant, withhold such Taxes through a reduction of the number of Shares delivered to such individual, or allow the Participant to elect to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the Taxes with respect to income arising from payment of the Award, through a reduction of the number of Shares delivered to such individual or a subsequent return to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws. Notwithstanding the foregoing or any provisions of the Plan to the contrary, any broker-assisted cashless exercise shall comply with the requirements for equity classification of applicable SEC and accounting pronouncements and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements.

(c) Awards received by a Participant under this Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement, or unless the Board so determines.

(d) Subject to the provisions of the Plan, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution, provided, however, that, if so determined by the Board, a Participant may, in the manner established by the Board, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant, (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative, and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Neither the Company, its Affiliates, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor. To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(f) Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the applicable Agreement. Except as may be required by law, neither the Company nor any member or former member of the Board, nor any other person participating (including participation pursuant to a delegation of authority hereunder) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, under this Plan.

(g) No certificate for Shares distributable pursuant to this Plan shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements, including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the exchanges on which the Company’s Shares may, at such time be listed.

(h) To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of Delaware and construed accordingly.

(i) In the event that any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(j) No fractional shares shall be issued or delivered pursuant to this Plan or any Agreement, and the Board shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(k) Notwithstanding any provision of the Plan or an Agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

(i)	For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when it is anticipated that the level of bona fide services performed permanently will decrease to a level less than twenty percent (20%) of the average level of bona fide services performed by the Participant during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.
(ii)	The Board, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Board shall determine in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Awards to the extent it would result in a violation of Section 409A. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Board to the extent consistent with Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period).
(iii)	The grant of Options and stock appreciation rights shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted with respect to Stock of the Company and any Subsidiary and Affiliate in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of

Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.
(iv)	In no event shall any member of the Board or the Company have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.

This Nu Horizons Electronics Corp. 2010 Outside Directors’ Stock Incentive Plan has been duly adopted by the Board on May 20, 2010 and approved by shareholders on __________, 2010.

ANNUAL MEETING OF STOCKHOLDERS OF

NU HORIZONS ELECTRONICS CORP.

July 29, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card
are available at www.nuhorizons.com/proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333330000000000 3 072910

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election to Class II of three nominees and to Class I of one nominee as listed below, as set forth in the proxy statement:

		FOR	AGAINST	ABSTAIN
Dominic A. Polimeni	Class II nominee	☐	☐	☐
Richard S. Schuster	Class II nominee	☐	☐	☐
Kurt Freudenberg	Class II nominee	☐	☐	☐
Martin Kent	Class I nominee	☐	☐	☐

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY THE PROXIES, AND EITHER OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

NU HORIZONS ELECTRONICS CORP.

BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING

July 29, 2010

The undersigned hereby appoints Richard S. Schuster and Kurt Freudenberg, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in Nu Horizons Electronics Corp., a Delaware corporation, at the annual meeting of stockholders scheduled to be held July 29, 2010 and any adjournments thereof.

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE

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